JOINT VENTURE AGREEMENT

among

SOLENO THERAPEUTICS, INC.

CAPNIA, INC.

and

OPTASIA HEALTHCARE LIMITED

dated as of

December 4, 2017

JOINT VENTURE AGREEMENT
This Joint Venture Agreement (this “Agreement”), dated as of December 4, 2017, is entered into by and among Soleno Therapeutics, Inc., a Delaware corporation (“Parent” or "Soleno"), Capnia, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (the “Company”) and OptAsia Healthcare Limited, a Hong Kong company limited by shares (“Investor”) and, collectively with Parent, the “Stockholders” and each a “Stockholder”).

Recitals
WHEREAS, Parent (directly and indirectly through certain of its Affiliates) has heretofore engaged in the development and commercialization of the CoSense” technology and related commercial products that utilize a portfolio of Intellectual Property assets referred to as the "Sensalyze Technology Platform", which business has historically involved the design, manufacture and sale of medical monitors that measure end-tidal carbon monoxide in breath to assist in the detection of excessive hemolysis in neonates, and which the parties contemplate may in the future also involve the commercialization of other applications utilizing the "Sensalyze Technology Platform" including extensions and improvements thereon (collectively, the “CoSense Business”);
WHEREAS, Parent has established the Company as a wholly-owned subsidiary into which it has contributed all of the assets used by Parent and its Affiliates in relation to the CoSense Business, including but not limited to all such assets worldwide consisting of Intellectual Property, in the United States, the European Union, Japan and Korea, and quality assurance and regulatory affairs assets, including but not limited to all Food and Drug Administration 510(k) submissions and clearances, quality management systems and related certificates under the ISO 13485 standard of the International Organization for Standardization, and any other related regulatory documents, submissions and/or approvals (collectively, the “CoSense Assets”);
WHEREAS, as of the date hereof the Company has separately agreed with Investor pursuant to and subject to the terms and conditions of the PRC IP Purchase Agreement, to sell its entire right, title and interest in the CoSense PRC IP Assets to Investor;
WHEREAS, the Company has authorized the issuance in up to six tranches of such aggregate number of shares (the “Shares”) of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), as would in the aggregate upon issuance in full represent a sixty percent (60%) interest in the equity of the Company on a post-money basis, with the rights, preferences, powers, restrictions and limitations set forth in the certificate of incorporation of the Company; and
WHEREAS, each of Parent and the Company desires for the Company to issue and sell to Investor, and Investor desires to subscribe for and purchase from the Company, the Shares, subject to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE II
DEFINITIONS
The following terms have the meanings specified or referred to in this ARTICLE I:
“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the preamble.
“Balance Sheet” has the meaning set forth in Section 3.05.
“Balance Sheet Date” has the meaning set forth in Section 3.05.
“Benefit Plan” has the meaning set forth in Section 3.19(a).
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in (i) San Francisco, California, (ii) Hong Kong or (iii) Beijing are authorized or required by Law to be closed for business.
“Call Option Closing Date” has the meaning set forth in Section 6.04(e)(ii)(C).
“Call Option Purchase Price” means, as of any date, the greater of (i) $3,000,000 and (ii) the product of:
(x) the sum of (A) 1 minus (B) the Investor Shareholder Percentage, multiplied by
(y) the sum of (A) $1,480,000 plus (B) 5 multiplied by Trailing Revenue as of such date, divided by
(z) 2.
“Call Exercise Notice” has the meaning set forth in Section 6.04(e)(ii)(A).
“Call Right” has the meaning set forth in Section 6.04(e)(i).
“Call Shares” has the meaning set forth in Section 6.04(e)(i).
“Carve-Out Financial Statements” has the meaning set forth in Section 3.05.

“CERCLA” means the United States Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the United States Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.
“Change of Control” means any transaction or series of related transactions (as a result of a tender offer, merger, consolidation or otherwise) that results in, or that is in connection with, (a) any Third Party Purchaser or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) of Third Party Purchasers acquiring beneficial ownership, directly or indirectly, of a majority of the then issued and outstanding Common Stock or (b) the sale, lease, exchange, conveyance, transfer or other disposition (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Company and its Subsidiaries (if any), on a consolidated basis, to any Third Party Purchaser or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) of Third Party Purchasers (including any liquidation, dissolution or winding up of the affairs of the Company, or any other distribution made, in connection therewith).
“Closing” and “Closings” has the meaning set forth in Section 2.03(d).
“Closing Date” and “Closing Dates” has the meaning set forth in Section 2.03(d).
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Common Stock” has the meaning set forth in the recitals.
“Company” has the meaning set forth in the preamble.
“Company Employee” means each current employee of the Company or any other member of the Parent Group, and each current independent contractor of the Company or any other member of the Parent Group, in each case that is or has been involved in the CoSense Business.
“Company Intellectual Property” has the meaning set forth in Section 3.11(a).
“Competitor” means any Person that directly or indirectly competes with the CoSense Business (or any portion thereof).
“Confidential Information” has the meaning set forth in Section 6.03(g)(i).
“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, loans, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.
“Corporate Opportunity” has the meaning set forth in Section 6.03(f).
“CoSense Assets” has the meaning set forth in the recitals.
“CoSense Business” has the meaning set forth in the recitals.

“CoSense PRC IP Assets” has the meaning set forth in the PRC IP Purchase Agreement.
“D&O Indemnification Agreement” has the meaning set forth in Section 5.02(f)(ii).
“Director” has the meaning set forth in Section 6.02(a)(i).
“Disclosure Schedules” means the Disclosure Schedules delivered by Parent, the Company and Investor concurrently with the execution and delivery of this Agreement.
“Dollars, US$ or $” means the lawful currency of the United States.
“Drag-along Sale” has the meaning set forth in Section 6.04(c)(i).
“Drag-along Notice” has the meaning set forth in Section 6.04(c)(ii).
“Drag-along Stockholder” has the meaning set forth in Section 6.04(c)(i).
“Dragging Stockholder” has the meaning set forth in Section 6.04(c)(i).
“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), encumbrance, option, security interest, mortgage, easement, encroachment, right of way, right of first offer, right of first refusal, or restriction or limitation of any kind, including any restriction or limitation on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.
“Environmental Law” means any applicable Laws, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as

amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.
“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.
“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.
“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“ERISA Affiliate” means, with respect to any Person, any other Person that, together with such first Person, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, or any successor United States federal statute, and the rules and regulations thereunder, which shall be in effect at the time.
“Excluded Securities” means (i) any issuance of Shares hereunder, or (ii) any Common Stock or other equity securities issued in connection with: (a) a grant to any existing or prospective consultants, employees, officers or Directors pursuant to any stock option, employee stock purchase or similar equity-based plans or other compensation agreement; (b) the exercise or conversion of options to purchase shares of Common Stock, or shares of Common Stock issued to any existing or prospective consultants, employees, officers or Directors pursuant to any stock option, employee stock purchase or similar equity-based plans or any other compensation agreement; (c) any acquisition by the Company of the stock, assets, properties or business of any Person; (d) any merger, consolidation or other business combination involving the Company; (e) the commencement of any Initial Public Offering or any transaction or series of related transactions involving a Change of Control; or (f) a stock split, stock dividend or any similar recapitalization, in each case, approved in accordance with the terms of this Agreement.
“Exercise Period” has the meaning set forth in Section 6.05(c).
“Exercising Stockholder” has the meaning set forth in Section 6.05(d).

“Existing China Distribution Agreement” means the International Distribution Agreement effective February 1, 2016, by and between Capnia UK Limited, a corporation registered under the laws of England and Wales and a wholly-owned subsidiary of the Company and Shanghai CiiC Science and Technology Development Company.
“Fifth Closing” has the meaning set forth in Section 2.03(e).
“Fifth Closing Date” has the meaning set forth in Section 2.03(e).
“Fifth Closing Purchase Price” has the meaning set forth in Section 2.01(e).
“Fifth Closing Shares” has the meaning set forth in Section 2.01(e).
“First Closing” has the meaning set forth in Section 2.03(a).
“First Closing Date” has the meaning set forth in Section 2.03(a).
“First Closing Purchase Price” has the meaning set forth in Section 2.03(d).
“First Closing Shares” has the meaning set forth in Section 2.03(d).
“Fourth Closing” has the meaning set forth in Section 2.03(d).
“Fourth Closing Date” has the meaning set forth in Section 2.03(d).
“Fourth Closing Purchase Price” has the meaning set forth in Section 2.03(d).
“Fourth Closing Shares” has the meaning set forth in Section 2.03(d).
“GAAP” means United States generally accepted accounting principles in effect from time to time.
“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.
“Indemnifying Party” has the meaning set forth in Section 8.04.
“Initial Public Offering” means any offering of Common Stock pursuant to a registration statement filed in accordance with the Securities Act.
“Insurance Policies” has the meaning set forth in Section 3.15.
“Intellectual Property” has the meaning set forth in Section 3.11(a).
“Intellectual Property Registrations” has the meaning set forth in Section 3.11(b).
“Inventions Assignment Agreement” has the meaning set forth in Section 3.11(b).
“Investment Termination Notice” has the meaning set forth in Section 3.0504.
“Investor” has the meaning set forth in the preamble.
“Investor Basket Exclusions” has the meaning set forth in Section 8.04.
“Investor Indemnitees” has the meaning set forth in Section 8.02.
“Investor Requisite Approval” means with respect to any matter that must be approved by the Board (a) the affirmative vote at a meeting of the Board of at least (i) a majority of the entire Board and (ii) a majority of each of the Directors designated to the Board by Investor, on the one hand, or (b) the unanimous written consent of the entire Board in lieu of a meeting, on the other hand.
“Investor Shareholder Percentage” means, as of any date, the product of (i) the aggregate amount of the Purchase Price actually paid by Investor to the Company as of such date, divided by (ii) the aggregate amount of the Purchase Price actually paid by Investor to the Company as of such date, plus (z) US$1,480,000.
“Issuance Notice” has the meaning set forth in Section 6.05(b).
“Key Employee” means any of the individuals listed on Schedule 5.02(h).
“Knowledge of Parent or Parent’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of the directors, or the actual or constructive knowledge of any officer or member of senior management of Parent, after due inquiry, including such knowledge as would have been discovered by such individuals after due inquiry of such individual’s direct reports.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.
“Liabilities” has the meaning set forth in Section 3.06.
“Licensed Intellectual Property” has the meaning set forth in Section 3.11(a).
“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including (i) any and all special, indirect, incidental, consequential, multiple of any financial or business measure (including earnings, sales or other benchmarks), expectancy, indirect, or other similar damages, including diminution in value, lost profits, lost revenues, business interruptions, or loss of business opportunity or reputation and (ii) reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, that “Losses” shall not include punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.
“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company or (ii) the ability of any of Parent and/or the Company to enter into this Agreement or any Transaction Documents to which Parent and/or the Company, as applicable, is a party or to timely consummate the transactions contemplated hereby or thereby.
“Material Contracts” has the meaning set forth in Section 3.08(a).
“Material Customers” has the meaning set forth in Section 3.14(a).
“Material Suppliers” has the meaning set forth in Section 3.14(b).
“Middle East” means the geographical area encompassing the territories of Saudi Arabia, Qatar, United Arab Emirates, Iraq, Jordan, Egypt, Libya, Bahrain, Iran, Cyprus, Israel, Kuwait, Lebanon, Oman, Syria, Turkey, Lebanon, Oman, Yemen, Palestine and Northern Cyprus.
“Multiemployer Plan” has the meaning set forth in Section 3.19(b).
“New Securities” has the meaning set forth in Section 6.05(a).
“Non-Exercising Stockholder” has the meaning set forth in Section 6.05(d).
“Offered Shares” has the meaning set forth in Section 6.04(b).
“Offering Stockholder” has the meaning set forth in Section 6.04(b).
“Offering Stockholder Notice” has the meaning set forth in Section 6.04(b)(ii).

“Operating Management Subcommittee” has the meaning set forth in Section 6.02(a)(vi).
“Over-allotment Notice” has the meaning set forth in Section 6.05(d).
“Over-allotment New Securities” has the meaning set forth in Section 6.05(d).
“Over-allotment Exercise Period” has the meaning set forth in Section 6.05(d).
“Parent” has the meaning set forth in the preamble.
“Parent Group” means the Parent and its Affiliates.
“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.
“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).
“Permitted Transferee” means with respect to any Stockholder, any Affiliate of such Stockholder.
“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.
“PRC IP Purchase Agreement" means the IP Purchase Agreement dated the date hereof between the Company and Investor.
“Pre-emptive Pro Rata Portion” has the meaning set forth in Section 6.05(c).
“Pre-emptive Stockholder” has the meaning set forth in Section 6.05(a).
“Proposed Transferee” has the meaning set forth in Section 6.04(d)(i).
“Purchase Price” means, collectively, the First Closing Purchase Price, the Second Closing Purchase Price, the Third Closing Purchase Price, the Fourth Closing Purchase Price, the Fifth Closing Purchase Price and the Sixth Closing Purchase Price, in each case to the extent actually paid by Investor.
“Purchasing Stockholder” has the meaning set forth in Section 6.04(b)(iv).
“Qualified Benefit Plan” has the meaning set forth in Section 3.19(b).
“Quarterly Minimum Investment Amount” means, as of a given date, the lesser of (i) the Total Capital Commitment less the aggregate Purchase Price paid by Investor prior to such date, and (ii) $400,000.

“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.
“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).
“Representative” means, with respect to any Person, any and all directors, officers, principals, partners, members, managers, employees, consultants, financial advisors, counsel, accountants and other authorized agents of such Person.
“ROFR Notice” has the meaning set forth in Section 6.04(b)(iv).
“ROFR Notice Period” has the meaning set forth in Section 6.04(b)(iv).
“ROFR Rightholder” has the meaning set forth in Section 6.04(b).
“Sale Notice” has the meaning set forth in Section 6.04(d)(ii).
“Second Closing” has the meaning set forth in Section 2.03(b).
“Second Closing Date” has the meaning set forth in Section 2.03(b).
“Securities Act” means the United States Securities Act of 1933, as amended, or any successor United States federal statute, and the rules and regulations thereunder, which shall be in effect at the time.
“Selling Stockholder” has the meaning set forth in Section 6.04(d)(i).
“Shares” has the meaning set forth in the recitals.
“Sixth Closing” has the meaning set forth in Section 2.03(f).
“Sixth Closing Date” has the meaning set forth in Section 2.03(f).
“Sixth Closing Purchase Price” has the meaning set forth in Section 2.03(b).
“Sixth Closing Shares” has the meaning set forth in Section 2.03(b).
“Stockholder” has the meaning set forth in the preamble.
“Tag-along Notice” has the meaning set forth in Section 6.04(d)(iii).
“Tag-along Period” has the meaning set forth in Section 6.04(d)(iii).
“Tag-along Sale” has the meaning set forth in Section 6.04(d)(i).

“Tag-along Stockholder” has the meaning set forth in Section 6.04(d)(i).
“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Third Closing” has the meaning set forth in Section 2.03(c).
“Third Closing Date” has the meaning set forth in Section 2.03(c).
“Third Closing Purchase Price” has the meaning set forth in Section 2.03(c).
“Third Closing Shares” has the meaning set forth in Section 2.03(c).
“Third Party Purchaser” means any Person who, immediately prior to the contemplated transaction, (a) does not directly or indirectly own or have the right to acquire any outstanding Common Stock or (b) is not a Permitted Transferee of any Person who directly or indirectly owns or has the right to acquire any Common Stock.
“Total Capital Commitment” has the meaning set forth in Section 2.01.
“Trailing Revenue” means, with respect to any calculation of the Call Option Purchase Price, the aggregate consolidated revenues of the Company from sales to end-users located in the United States, India and the Middle East for the most recently completed twelve calendar month period as of the date of delivery of the applicable Call Exercise Notice.
“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Common Stock owned by a Person or any interest (including a beneficial interest) in any Common Stock owned by a Person.
“Transaction Documents” means this Agreement, the PRC IP Purchase Agreement, and the Transition Services Agreement.
“Transition Services Agreement” has the meaning set forth in Section 3.02(a)(vii).
“Union” has the meaning set forth in Section 3.20(b).

“Waived ROFR Transfer Period” has the meaning set forth in Section 6.04(b)(vi).
“WARN Act” means the United States federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

ARTICLE II
PURCHASE AND SALE
Section 2.01    Purchase and Sale. Subject to the terms and conditions set forth herein, Parent agrees to cause the Company to issue and sell to Investor, the Company agrees to issue and sell to Investor, and Investor agrees to subscribe for and purchase from the Company, the Shares at the Closings for an purchase price of $2,220,000 (the “Total Capital Commitment”), as follows:
(a)    In respect of the First Closing (i) the purchase price payable by Investor to the Company to subscribe for and purchase the First Closing Shares (as defined below) shall be an amount specified by Investor in writing to the Company and Parent not less than five Business Days prior to the First Closing (the “First Closing Purchase Price”), such amount to be not less than US$400,000 and not greater than the Total Capital Commitment; and (ii) the number of Shares to be issued and sold by the Company to Investor at the First Closing (the “First Closing Shares”) shall equal such number of Shares as would result, following the First Closing, in Investor owning a number of shares of Common Stock equal to the product of (x) the aggregate number of issued and outstanding shares of Common Stock (after giving effect to the issuance of the First Closing Shares) multiplied by (y) the Investor Shareholder Percentage.
(b)    In respect of the Second Closing (i) the purchase price payable by Investor to the Company to subscribe for and purchase the Second Closing Shares (as defined below) shall be an amount specified by Investor in writing to the Company and Parent not less than five Business Days prior to the Second Closing (the “Second Closing Purchase Price”), such amount to be not less than the applicable Quarterly Minimum Investment Amount and not greater than the Total Capital Commitment minus the aggregate Purchase Price paid by Investor prior to the Second Closing Date; and (ii) the number of Shares to be issued and sold by the Company to Investor at the Second Closing (the “Second Closing Shares”) shall equal such number of Shares as would result, following the Second Closing, in Investor owning a number of shares of Common Stock (when taken together with the First Closing Shares) equal to the product of (x) the aggregate number of issued and outstanding shares of Common Stock (after giving effect to the issuance of the First Closing Shares and Second Closing Shares) multiplied by (y) the Investor Shareholder Percentage.
(c)    In respect of the Third Closing (i) the purchase price payable by Investor to the Company to subscribe for and purchase the Third Closing Shares (as defined below) shall be an amount specified by Investor in writing to the Company and Parent not less than five Business Days prior to the Third Closing (the “Third Closing Purchase Price”), such amount to be not less than the applicable Quarterly Minimum Investment Amount and not greater than the Total Capital Commitment minus the aggregate Purchase Price paid by Investor prior to the Third Closing Date; and (ii) the number of Shares to be issued and sold by the Company to Investor at the Third Closing (the “Third Closing Shares”) shall equal such number of Shares as would result, following the Third Closing, in Investor owning a number of shares of Common Stock (when taken together with the First Closing Shares and Second Closing Shares) equal to the product of (x) the aggregate number of issued and outstanding shares of Common Stock (after giving effect to the issuance of the First Closing Shares, Second Closing Shares and Third Closing Shares) multiplied by (y) the Investor Shareholder Percentage.
(d)    In respect of the Fourth Closing (i) the purchase price payable by Investor to the Company to subscribe for and purchase the Fourth Closing Shares (as defined below) shall be an amount specified by Investor in writing to the Company and Parent not less than five Business Days prior to the Fourth Closing (the “Fourth Closing Purchase Price”), such amount to be not less than the applicable Quarterly Minimum Investment Amount and not greater than the Total Capital Commitment minus the aggregate Purchase Price paid by Investor prior to the Fourth Closing Date; and (ii) the number of Shares to be issued and sold by the Company to Investor at the Fourth Closing (the “Fourth Closing Shares”) shall equal such number of Shares as would result, following the Fourth Closing, in Investor owning a number of shares of Common Stock (when taken together with the First Closing Shares, Second Closing Shares and Third Closing Shares) equal to the product of (x) the aggregate number of issued and outstanding shares of Common Stock (after giving effect to the issuance of the First Closing Shares, Second Closing Shares and Third Closing Shares) multiplied by (y) the Investor Shareholder Percentage.
(e)    In respect of the Fifth Closing (i) the purchase price payable by Investor to the Company to subscribe for and purchase the Fifth Closing Shares (as defined below) shall be an amount specified by Investor in writing to the Company and Parent not less than five Business Days prior to the Fifth Closing (the “Fifth Closing Purchase Price”), such amount to be not less than the applicable Quarterly Minimum Investment Amount and not greater than the Total Capital Commitment minus the aggregate Purchase Price paid by Investor prior to the Fifth Closing Date; and (ii) the number of Shares to be issued and sold by the Company to Investor at the Fifth Closing (the “Fifth Closing Shares”) shall equal such number of Shares as would result, following the Fifth Closing, in Investor owning a number of shares of Common Stock (when taken together with the First Closing Shares, Second Closing Shares, Third Closing Shares and Fourth Closing Shares) equal to the product of (x) the aggregate number of issued and outstanding shares of Common Stock (after giving effect to the issuance of the First Closing Shares, Second Closing Shares, Third Closing Shares and Fourth Closing Shares) multiplied by (y) the Investor Shareholder Percentage.
(f)    In respect of the Sixth Closing (i) the purchase price payable by Investor to the Company to subscribe for and purchase the Sixth Closing Shares (as defined below) shall be an amount specified by Investor in writing to the Company and Parent not less than fiveBusiness Days prior to the Sixth Closing (the “Sixth Closing Purchase Price”), such amount to be not less than the applicable Quarterly Minimum Investment Amount and not greater than the Total Capital Commitment minus the aggregate Purchase Price paid by Investor prior to the Sixth Closing Date; and (ii) the number of

Shares to be issued and sold by the Company to Investor at the Sixth Closing (the “Sixth Closing Shares”) shall equal such number of Shares as would result, following the Sixth Closing, in Investor owning a number of shares of Common Stock (when taken together with the First Closing Shares, Second Closing Shares, Third Closing Shares, Fourth Closing Shares and Fifth Closing Shares) equal to the product of (x) the aggregate number of issued and outstanding shares of Common Stock (after giving effect to the issuance of the First Closing Shares, Second Closing Shares, Third Closing Shares, Fourth Closing Shares and Fifth Closing Shares) multiplied by (y) the Investor Shareholder Percentage
Section 2.02    Transactions Effected at the Closings.
(a)    At the First Closing,
(i)    Investor shall deliver
(A)    to the Company the First Closing Purchase Price by wire transfer of immediately available funds to an account of the Company designated in writing by the Company to Investor; and
(B)    to each of Parent and the Company, the Transaction Documents and all other agreements, documents, instruments or certificates, in each case, required to be delivered by Investor at or prior to such Closing pursuant to Section 5.03 of this Agreement;
(ii)    the Company shall deliver
(A)    to Investor, stock certificates evidencing the First Closing Shares; and
(B)    to each of Investor and Parent, the Transaction Documents and all other agreements, documents, instruments or certificates, in each case, required to be delivered by the Company at or prior to such Closing pursuant to Section 5.02 of this Agreement.
(iii)    Parent shall deliver to Investor the Transaction Documents and all other agreements, documents, instruments or certificates, in each case, required to be delivered by Parent at or prior to such Closing pursuant to Section 5.02 of this Agreement.
(b)    At the Second Closing,
(i)    Investor shall deliver
(A)    to the Company the Second Closing Purchase Price by wire transfer of immediately available funds to an account of the Company designated in writing by the Company to Investor; and

(B)    to each of Parent and the Company, the Transaction Documents and all other agreements, documents, instruments or certificates, in each case, required to be delivered by Investor at or prior to such Closing pursuant to Section 5.03 of this Agreement;
(ii)    the Company shall deliver
(A)    to Investor, stock certificates evidencing the Second Closing Shares; and
(B)    to each of Investor and Parent, the Transaction Documents and all other agreements, documents, instruments or certificates, in each case, required to be delivered by the Company at or prior to such Closing pursuant to Section 5.02 of this Agreement.
(iii)    Parent shall deliver to Investor the Transaction Documents and all other agreements, documents, instruments or certificates, in each case, required to be delivered by Parent at or prior to such Closing pursuant to Section 5.02 of this Agreement.
(c)    At the Third Closing,
(i)    Investor shall deliver
(A)    to the Company the Third Closing Purchase Price by wire transfer of immediately available funds to an account of the Company designated in writing by the Company to Investor; and
(B)    to each of Parent and the Company, the Transaction Documents and all other agreements, documents, instruments or certificates, in each case, required to be delivered by Investor at or prior to such Closing pursuant to Section 5.03 of this Agreement;
(ii)    the Company shall deliver
(A)    to Investor, stock certificates evidencing the Third Closing Shares; and
(B)    to each of Investor and Parent, the Transaction Documents and all other agreements, documents, instruments or certificates, in each case, required to be delivered by the Company at or prior to such Closing pursuant to Section 5.02 of this Agreement.
(iii)    Parent shall deliver to Investor the Transaction Documents and all other agreements, documents, instruments or certificates, in each case, required to be delivered by Parent at or prior to such Closing pursuant to Section 5.02 of this Agreement.

(d)    At the Fourth Closing,
(i)    Investor shall deliver
(A)    to the Company the Fourth Closing Purchase Price by wire transfer of immediately available funds to an account of the Company designated in writing by the Company to Investor; and
(B)    to each of Parent and the Company, the Transaction Documents and all other agreements, documents, instruments or certificates, in each case, required to be delivered by Investor at or prior to such Closing pursuant to Section 5.03 of this Agreement;
(ii)    the Company shall deliver
(A)    to Investor, stock certificates evidencing the Fourth Closing Shares; and
(B)    to each of Investor and Parent, the Transaction Documents and all other agreements, documents, instruments or certificates, in each case, required to be delivered by the Company at or prior to such Closing pursuant to Section 5.02 of this Agreement.
(iii)    Parent shall deliver to Investor the Transaction Documents and all other agreements, documents, instruments or certificates, in each case, required to be delivered by Parent at or prior to such Closing pursuant to Section 5.02 of this Agreement.
(e)    At the Fifth Closing,
(i)    Investor shall deliver
(A)    to the Company the Fifth Closing Purchase Price by wire transfer of immediately available funds to an account of the Company designated in writing by the Company to Investor; and
(B)    to each of Parent and the Company, the Transaction Documents and all other agreements, documents, instruments or certificates, in each case, required to be delivered by Investor at or prior to such Closing pursuant to Section 5.03 of this Agreement;
(ii)    the Company shall deliver
(A)    to Investor, stock certificates evidencing the Fifth Closing Shares; and

(B)    to each of Investor and Parent, the Transaction Documents and all other agreements, documents, instruments or certificates, in each case, required to be delivered by the Company at or prior to such Closing pursuant to Section 5.02 of this Agreement.
(iii)    Parent shall deliver to Investor the Transaction Documents and all other agreements, documents, instruments or certificates, in each case, required to be delivered by Parent at or prior to such Closing pursuant to Section 5.02 of this Agreement.
(f)    At the Sixth Closing,
(i)    Investor shall deliver
(A)    to the Company the Sixth Closing Purchase Price by wire transfer of immediately available funds to an account of the Company designated in writing by the Company to Investor; and
(B)    to each of Parent and the Company, the Transaction Documents and all other agreements, documents, instruments or certificates, in each case, required to be delivered by Investor at or prior to such Closing pursuant to Section 5.03 of this Agreement;
(ii)    the Company shall deliver
(A)    to Investor, stock certificates evidencing the Sixth Closing Shares; and
(B)    to each of Investor and Parent, the Transaction Documents and all other agreements, documents, instruments or certificates, in each case, required to be delivered by the Company at or prior to such Closing pursuant to Section 5.02 of this Agreement.
(iii)    Parent shall deliver to Investor the Transaction Documents and all other agreements, documents, instruments or certificates, in each case, required to be delivered by Parent at or prior to such Closing pursuant to Section 5.02 of this Agreement.
Section 2.03     Closings. Subject to the terms and conditions of this Agreement, each purchase and sale of the Shares contemplated hereby shall take place at a closing to be held at 8 a.m., San Francisco time, at the offices of Orrick, Herrington & Sutcliffe, LLP, 1000 Marsh Road, Menlo Park, California, 94025 in accordance with the following:
(a)    the initial purchase and sale of the Shares (the “First Closing”) shall take place no later than three Business Days after the last of the conditions to Closing set forth in ARTICLE V have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the First Closing Date) or at such other time or on such other date or at such other place or by such other method as Parent and Investor may mutually agree upon in writing (the day on which the First Closing takes place being the “First Closing Date”);
(b)    the second purchase and sale of the Shares (the “Second Closing”) shall take place during the period commencing on the first day of the first fiscal quarter of the Company commencing after the First Closing Date and ending on the last day such fiscal quarter (the day on which the Second Closing takes place being the “Second Closing Date”);
(c)    the third purchase and sale of the Shares (the “Third Closing”) shall take place during the period commencing on the first day of the second fiscal quarter of the Company commencing after the First Closing Date and ending on the last day such fiscal quarter (the day on which the Third Closing takes place being the “Third Closing Date”);
(d)    subject to Section 2.04, the fourth purchase and sale of the Shares (the “Fourth Closing”) shall take place during the period commencing on the first day of the third fiscal quarter of the Company commencing after the First Closing Date and ending on the last day such fiscal quarter (the day on which the Fourth Closing takes place being the “Fourth Closing Date”);
(e)    subject to Section 2.04, the fifth purchase and sale of the Shares (the “Fifth Closing”) shall take place during the period commencing on the first day of the fourth fiscal quarter of the Company commencing after the First Closing Date and ending on the last day such fiscal quarter (the day on which the Fifth Closing takes place being the “Fifth Closing Date”);
(f)    subject to Section 2.04, the sixth and final purchase and sale of the Shares (the “Sixth Closing” and, collectively with the First Closing, the Second Closing, the Third Closing, the Fourth Closing and the Fifth Closing, the “Closings” and each a “Closing”) shall take place during the period commencing on the first day of the fifth fiscal quarter of the Company commencing after the First Closing Date and ending on the last day such fiscal quarter (the day on which the Sixth Closing takes place being the “Sixth Closing Date” and, collectively with the First Closing Date, the Second Closing Date, the Third Closing Date, the Fourth Closing Date and the Fifth Closing Date, the “Closing Dates” and each a “Closing Date”), in each case of the foregoing clauses (b), (c), (d), (e) and (f), at such time and on such date as Parent and Investor may mutually agree upon in writing or, absent such agreement, on the final Business Day falling within the period referenced in such clause.

Section 2.04    Investment Termination Right. At any time following the Third Closing Date, Investor shall have the right, but not the obligation, to irrevocably terminate its right and obligation to consummate the Fourth Closing, Fifth Closing and Sixth Closing upon written notice to the Company (an “Investment Termination Notice”); provided, however, that in the event of a breach by Investor of its obligation hereunder to purchase and subscribe for Closing Shares at a Closing (other than arising due to a breach by Parent or the Company of its obligations under this Agreement or any of the other Transaction Agreements), which breach is not cured by Investor within ten Business Days following delivery by Parent of written notice of such breach to Investor, then Investor will be deemed to have delivered an Investor Termination Notice as of such tenth Business Day.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT
Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Parent represents and warrants to Investor that the statements contained in this ARTICLE III are true and correct as of the date hereof and as of the First Closing Date (or, if made as of a specified date, as of such date).
Section 3.01    Organization, Qualification and Authority of the Company. Each of Parent and the Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware and has full corporate power and authority to (a) enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby and (b) own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.01 of the Disclosure Schedules sets forth each jurisdiction in which Parent (solely with respect to the CoSense Business) or the Company is licensed or qualified to do business, and each of Parent (solely with respect to the CoSense Business) and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. The execution and delivery by each of Parent and the Company of this Agreement and any other Transaction Document to which any of Parent and/or the Company is a party, the performance by each of Parent and the Company of its obligations hereunder and thereunder and the consummation by each of Parent and the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of each of Parent and the Company. This Agreement has been duly executed and delivered by each of Parent and the Company, and (assuming due authorization, execution and delivery by Investor) this Agreement constitutes a legal, valid and binding obligation of each of Parent and the Company enforceable against each of Parent and the Company in accordance with its terms. When each other Transaction Document to which any of Parent or the Company is or will be a party has been duly executed and delivered by Parent and the Company, as applicable, assuming due authorization, execution and delivery by each other party thereto, such Transaction Document will constitute a legal and binding obligation of each of Parent and the Company, as applicable, enforceable against it in accordance with its terms.
Section 3.02    Capitalization.
(a)    As set forth on Section 3.02(a) of the Disclosure Schedules, the authorized capital stock of the Company as of immediately prior to the First Closing prior to giving effect to the transactions contemplated by this Agreement consists of 10,000,000 shares of Common Stock, of which 1,480,000 shares are issued and outstanding.
(b)    As of immediately following the Closing after giving effect to the transactions contemplated by this Agreement, (i) all of the issued and outstanding shares of capital stock of the Company will have been duly authorized, validly issued, fully paid and non-assessable, and will be owned of record and beneficially as set forth on Section

3.02(a) of the Disclosure Schedules, (ii) all of the issued and outstanding shares of capital stock of the Company will have been issued in compliance with all applicable federal and state securities Laws, (iii) none of the issued and outstanding shares of capital stock of the Company will have been issued in violation of any agreement, arrangement or commitment to which the Company or any of its Affiliates is a party or is subject to or in violation of any preemptive or similar rights of any Person, and (iv) all of the Shares will have the rights, preferences, powers, restrictions and limitations set forth in the certificate of incorporation of the Company and under the Delaware General Corporation Law.
(c)    The Company does not have outstanding, authorized, or in effect any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements, understandings or obligations in effect with respect to the voting, transfer or sale (including any rights of first refusal, rights of first offer or drag-along rights), issuance (including any pre-emptive or anti-dilution rights), redemption or repurchase (including any put or call or Call Option rights), or registration (including any related lock-up or market standoff agreements) of any shares of capital stock or other securities of the Company.
Section 3.03    No Subsidiaries. The Company does not, directly or indirectly, own, control or have any interest in any shares or other ownership interest in any other Person.
Section 3.04    No Conflicts; Consents. The execution, delivery and performance by each of Parent and the Company of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of its certificate of incorporation, by-laws or other organizational documents; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to it; (c) except as set forth in Section 3.04 of the Disclosure Schedules, require the consent or waiver of, notice to or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which it is a party or by which it is bound or to which any of its properties and assets are subject (including any Material Contract) or any Permit affecting its properties, assets or business; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any of its properties or assets. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company, the CoSense Business and/or the CoSense Assets in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.
Section 3.05    Financial Statements; Projections.
(a)    Complete copies of the unaudited carve-out financial statements of the Company with respect to the CoSense Business consisting of the balance sheet of the Company as at September 30, 2017 and the related statement of income and retained earnings, stockholders’ equity and cash flow for the three months then ended (the “Carve-Out Financial Statements”) have been made available to Investor and are set out in the Disclosure Schedule. The Carve-Out Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved. The Carve-Out Financial Statements are based on the books and records of the Company, and fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The Company maintains a standard system of accounting established and administered in accordance with GAAP.
Section 3.06    Undisclosed Liabilities. Except as set forth on Section 3.06 of the Disclosure Schedule, the Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those arising pursuant to this Agreement, the Transition Services Agreement, the PRC IP Purchase Agreement or the D&O Indemnification Agreement , and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.
Section 3.07    Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company, any:
(a)    event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(b)    amendment of the charter, by-laws or other organizational documents of the Company;
(c)    split, combination or reclassification of any shares of its capital stock;
(d)    issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;
(e)    declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;
(f)    change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;
(g)    incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(h)    transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation, discharge or payment of any debts, liens or entitlements;
(i)    transfer, assignment or grant of any license or sublicense of any rights under or with respect to any Intellectual Property;
(j)    any capital investment in, or any loan to, any other Person;
(k)    acceleration, termination, material modification or amendment to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Company is a party or by which it is bound;
(l)    any material capital expenditures;
(m)    imposition of any Encumbrance upon any of the Company's properties, capital stock or assets, tangible or intangible;
(n)    adoption, modification or termination of any: (i) material employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;
(o)    any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders, directors, officers and employees;
(p)    entry into a new line of business or abandonment or discontinuance of existing lines of business;
(q)    adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;
(r)    acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof; or
(s)    any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.
Section 3.08    Material Contracts.
(a)    Section 3.08(a) of the Disclosure Schedules lists each of the following Contracts of the Company (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.10(b) of the Disclosure

Schedules and all Contracts relating to Intellectual Property set forth in Section 3.11(d) and Section 3.11(f) of the Disclosure Schedules, being “Material Contracts”):
(i)    each Contract of the Company involving aggregate consideration in excess of $50,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than 30 days’ notice;
(ii)    all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;
(iii)    all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other Liability of any Person;
(iv)    all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);
(v)    all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;
(vi)    all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancellable without material penalty or without more than 30 days’ notice;
(vii)    except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company;
(viii)    all Contracts with any Governmental Authority to which the Company is a party;
(ix)    all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;
(x)    any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;
(xi)    all collective bargaining agreements or Contracts with any Union to which the Company is a party; and
(xii)    any other Contract that is material to the Company and not previously disclosed pursuant to this Section 3.08.

(b)    Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to Parent’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Investor.
Section 3.09    Appropriate Division of Assets. (a) All of the assets, properties and rights owned by Parent or its Affiliates that are used primarily in the operation or conduct of the CoSense Business as of the First Closing, whether tangible or intangible, will be owned by the Company as of the First Closing and (b) as of each Closing, the Company will have good and valid title, of record and beneficially, to or a valid leasehold interest in, and a valid license to use, all assets necessary for the Company to conduct the CoSense Business in the manner in which it is being conducted as of the date hereof, excluding (i) services made available to the Company pursuant to Contracts set forth in Section 3.24 of the Disclosure Schedules and (ii) Intellectual Property to be licensed to the Company by Investor.
Section 3.10    Title to Assets; Real Property.
(a)    As of each Closing Date, the Company will have good and valid title to, or a valid leasehold interest in, all personal property and other assets reflected in the Carve-Out Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):
(i)    those items set forth in Section 3.10(a) of the Disclosure Schedules;
(ii)    liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the Balance Sheet;
(iii)    mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company;

(iv)    easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company; or
(v)    other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company.
(b)    Section 3.10(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by the Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. With respect to owned Real Property, the Company has delivered or made available to Investor true, complete and correct copies of the deeds and other instruments (as recorded) by which the Company acquired such Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of the Company and relating to the Real Property. With respect to leased Real Property, the Company has delivered or made available to Investor true, complete and correct copies of any leases affecting the Real Property. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Company’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company. There are no Actions pending nor, to Parent’s Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.
Section 3.11    Intellectual Property.
(a)    “Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world, including such property that is owned by the Company (“Company Intellectual Property”) and that in which the Company holds exclusive or non-exclusive rights or interests granted by license from other Persons, including the Company (“Licensed Intellectual Property”):
(i)    trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered or unregistered, and all registrations and applications for registration of such trademarks, including intent-to-use applications, all issuances, extensions and renewals of such registrations and applications and the goodwill connected with the use of and symbolized by any of the foregoing;

(ii)    internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority;
(iii)    original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered or unregistered), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications;
(iv)    confidential information, formulas, designs, devices, drawings, specifications, technical data, customer usage and patient data, technology, know-how, research and development, inventions, methods, processes and techniques, compositions, sales prospect, vendor, distributor and supplier lists, bills of materials, customer purchase and service records, manufacturing, testing and quality control and quality assurance records, pricing and cost information, marketing plans and proposals and other trade secrets, whether or not patentable; and
(v)    all copyrights in computer software, including all source code, object code, firmware, development tools, files, records and data;
(vi)    all industrial designs and any registrations and applications therefor;
(vii)    patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications;
(viii)    any similar, corresponding or equivalent rights to any of the foregoing; and
(ix)    all rights to prosecute and perfect the foregoing through administrative prosecution, registration, recordation, or other proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing, including for any past or ongoing misuses or misappropriation.
(b)    Section 3.11(b) of the Disclosure Schedules lists all Company Intellectual Property that is either (i) subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction (collectively, “Intellectual Property Registrations”), including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing; or (ii) used in or necessary for the Company’s current or planned business or operations. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant

Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing.
(c)    Except for the CoSense PRC IP Assets the Company owns, exclusively or jointly with other Persons, all right, title and interest in and to the Company Intellectual Property, free and clear of Encumbrances. Without limiting the generality of the foregoing, the Company has entered into binding, written agreements with every current and former employee of the Company, and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to the Company any ownership interest and right they may have in the Company Intellectual Property; and (ii) acknowledge the Company’s exclusive ownership of all Company Intellectual Property (each, an “Inventions Assignment Agreement”). The Company is in full compliance with all legal requirements applicable to the Company Intellectual Property and the Company’s ownership and use thereof.
(d)    Section 3.11(d) of the Disclosure Schedules lists all licenses, sublicenses and other agreements whereby the Company is granted rights, interests and authority, whether on an exclusive or non-exclusive basis, with respect to any Licensed Intellectual Property that is used in or necessary for the Company’s current or planned business or operations. All such agreements are valid, binding and enforceable between the Company and the other parties thereto, and the Company and such other parties are in full compliance with the terms and conditions of such agreements.
(e)    The Company Intellectual Property and Licensed Intellectual Property as currently or formerly owned, licensed or used by the Company or proposed to be used, and the Company’s conduct of its business as currently and formerly conducted and proposed to be conducted have not, do not and will not, to the Company’s Knowledge, infringe, violate or misappropriate the Intellectual Property of any Person. The Company has not received any communication, and no Action has been instituted, settled or, to Parent’s Knowledge, threatened that alleges any such infringement, violation or misappropriation, and none of the Company Intellectual Property are subject to any outstanding Governmental Order.
(f)    Section 3.11(f) of the Disclosure Schedules lists all licenses, sublicenses and other agreements pursuant to which the Company grants rights or authority to any Person with respect to any Company Intellectual Property or Licensed Intellectual Property. All such agreements are valid, binding and enforceable between the Company and the other parties thereto, and the Company and such other parties are in full compliance with the terms and conditions of such agreements. To the Company’s Knowledge, no Person has infringed, violated or misappropriated, or is infringing, violating or misappropriating, any Company Intellectual Property.
Section 3.12    Inventory. All inventory of the Company, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Company free and clear of all Encumbrances, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.
Section 3.13    Accounts Receivable. The accounts receivable reflected on the Carve-Out Financial Statements and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Carve-Out Financial Statements or, with respect to accounts receivable arising after September 30, 2017, on the accounting records of the Company, are collectible in full within 90 days after billing. The reserve for bad debts shown on the Carve-Out Financial Statements or, with respect to accounts receivable arising after the September 30, 2017, on the accounting records of the Company have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.
Section 3.14    Customers and Suppliers.
(a)    Section 3.14(a) of the Disclosure Schedules sets forth (i) each customer who has paid aggregate consideration to the Parent Group with respect to the CoSense Business for goods or services rendered in an amount greater than or equal to $50,000 for Parent’s current and each of its two most recent completed fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer to the Parent Group with respect to the CoSense Business during such periods. The Parent Group has not received any notice, and has no reason to believe, that any of the Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Parent Group or otherwise with respect to the CoSense Business.
(b)    Section 3.14(b) of the Disclosure Schedules sets forth (i) each supplier to whom the Parent Group has paid consideration with respect to the CoSense Business for goods or services rendered in an amount greater than or equal to $50,000 for Parent’s current and each of its two most recent completed fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases made by the Parent Group from each Material Supplier with respect to the CoSense Business during such periods. The Parent Group has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Parent Group or with respect to the CoSense Business or to otherwise terminate or materially reduce its relationship with the Parent Group or with respect to the CoSense Business.
Section 3.15    Insurance. Section 3.15 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability,

real and personal property, workers’ compensation, vehicular, directors' and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Parent or its Affiliates and relating to the CoSense Business or otherwise relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Investor. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. None of Parent, the Company or any of their Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the CoSense Business and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound. There are no claims related to the Company or the CoSense Business pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.
Section 3.16    Legal Proceedings; Governmental Orders.
(a)    There are no Actions pending or, to Parent’s Knowledge, threatened against or by the Company affecting any of its properties or assets (or by or against Parent, the Company or any Affiliate thereof and relating to the Company). No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.
(b)    There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.
Section 3.17    Compliance With Laws; Permits.
(a)    The Parent Group has complied, and is now complying, with all Laws applicable to it or its business, properties or assets.
(b)    All Permits required for the Company to conduct the CoSense Business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.17(b) of the Disclosure Schedules lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.17(b) of the Disclosure Schedules.
Section 3.18    Environmental Matters.
(a)    The Parent Group is currently and has been in compliance with all Environmental Laws and no member of the Parent Group has received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the First Closing Date.
(b)    The Parent Group has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 3.18(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the CoSense Business and CoSense Assets and all such Environmental Permits will be in full force and effect through the First Closing Date in accordance with Environmental Law, and the Company is not aware of any condition, event or circumstance that might prevent or impede, after the First Closing Date, the ownership, lease, operation or use of the CoSense Business and the CoSense Assets as currently carried out.
(c)    No real property currently or formerly owned, operated or leased by the Parent Group is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.
(d)    There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of the Parent Group or any real property currently or formerly owned, operated or leased by the Parent Group, and the Parent Group has not received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of the Parent Group (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, the Company.
(e)    Section 3.18(e) of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by the Company.
(f)    Section 3.18(f) of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Parent Group and any predecessors of the Parent Group as to which the Company or any other member of the Parent Group may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and neither the Company or any other member of the Parent Group has not received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company or any other member of the Parent Group.
(g)    Neither the Company nor any other member of the Parent Group has retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(h)    The Company has provided or otherwise made available to Investor and listed in Section 3.18(h) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the CoSense Business or the CoSense Assets or any currently or formerly owned, operated or leased real property which are in the possession or control of the Company or any other member of the Parent Group related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).
(i)    The Company is not aware of and does not reasonably anticipate, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the CoSense Business or the CoSense Assets as currently carried out.]
Section 3.19    Employee Benefit Matters.
(a)    Section 3.19(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, profit-sharing, deferred compensation, incentive, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company has or may have any Liability, or with respect to which Investor or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 3.19(a) of the Disclosure Schedules, each, a “Benefit Plan”). With respect to each Benefit Plan, the Company has made available to Investor accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; and (iii) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service.

(b)    Each Benefit Plan (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable, nor has such revocation or unavailability been threatened. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP. There is no pending or, to Parent’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits).
(c)    Neither the Company nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or foreign Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; or (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.
(d)    With respect to each Benefit Plan (i) no such plan is a Multiemployer Plan; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; and (v) no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan.
(e)    Other than as required under Section 601 et. seq. of ERISA or other applicable Laws, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and neither the Company nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree welfare benefits to any individual.

(f)    Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend or terminate any Benefit Plan; or (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan.
Section 3.20    Employment Matters.
(a)    As of the date hereof, all compensation, including wages, commissions and bonuses, payable to employees, independent contractors or consultants of the Company or otherwise relating to the CoSense Business for services performed on or prior to the date hereof have been paid in full (or accrued in full on the audited balance sheet contained in the Closing Working Capital Statement) and there are no outstanding agreements, understandings or commitments of the Company with respect to any employment, compensation, commissions or bonuses.
(b)    Neither the Company nor any other member of the Parent Group is, and has ever been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has never been, any Union representing or purporting to represent any employee of any member of the Parent Group, and, to Parent’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any other member of the Parent Group or any of their respective employees. Neither the Company nor any other member of the Parent Group has any duty to bargain with any Union.
(c)    The Company and each other member of the Parent Group is and has been in compliance with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Company or any other member of the Parent Group as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. There are no Actions against the Company or any other member of the Parent Group pending, or to Parent’s Knowledge, threatened to be brought or filed, by or with any Governmental

Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of the Company or any other member of the Parent Group, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable Laws.
Section 3.21    Taxes. Except as set forth in Section 3.21 of the Disclosure Schedules:
(a)    The Company and each other member of the Parent Group has timely filed all Tax Returns that it was required to file. All such Tax Returns were complete and correct in all respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) and each other member of the Parent Group have been timely paid.
(b)    The Company and each other member of the Parent Group has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Laws.
(c)    No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company or any other member of the Parent Group.
(d)    All deficiencies asserted, or assessments made, against the Company and each other member of the Parent Group as a result of any examinations by any taxing authority have been fully paid.
(e)    Neither the Company is a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.
(f)    The Company has made available to Investor copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company and each other member of the Parent Group for all Tax periods ending after December 31, 2016.
(g)    The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes (other than a group the common parent of which is Parent). The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.
Section 3.22    Books and Records. The minute books and stock record books of the Company, all of which have been made available to Investor, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the stockholders, the board of directors and any committees of the board of directors of the Company, and no meeting, or action taken by written consent, of any such stockholders, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books.
Section 3.23    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of any of Parent, the Company or any other member of the Parent Group.
Section 3.24    Transactions With Affiliates. Except as set forth in Section 3.24 of the Disclosure Schedules, there are no Contracts or other transactions between or among the Company, on the one hand, and any officer, director, employee, present or former stockholder (including any spouse, parent, sibling, descendants (including adoptive relationships and stepchildren) of any such natural persons, or trust or other entity in which any such natural persons or such other individuals owns or otherwise holds any beneficial interest in) or Affiliate of the Company, on the other hand (except for standard indemnification agreements entered into between the Company and its officers and directors, or standard at-will employment, confidential information, invention assignment and arbitration agreements or consulting agreements on the Company’s standard form, copies of which have been provided to Investor).
Section 3.25    Foreign Corrupt Practices Act. None of Parent, the Company, any other member of the Parent Group nor, to the Knowledge of Parent, any other person associated with or acting on behalf of Parent, the Company or any other member of the Parent Group, including, without limitation, any director, officer, agent, or employee of Parent, the Company or any other member of the Parent Group has (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity or to influence official action; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment; or (d) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder; and each of Parent, the Company and each other member of the Parent Group has instituted and maintains policies and procedures designed to ensure compliance therewith.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF INVESTOR
Investor represents and warrants to the Parent that the statements contained in this ARTICLE IV are true and correct as of the date hereof.
Section 4.01    Organization and Authority of Investor. Investor is a company limited by shares duly organized, validly existing and in good standing under the Laws of Hong Kong. Investor has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Investor is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Investor of this Agreement and any other Transaction Document to which Investor is a party, the performance by Investor of its obligations hereunder and thereunder and the consummation by Investor of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Investor. This Agreement has been duly executed and delivered by Investor, and (assuming due authorization, execution and delivery by Parent and the Company) this Agreement constitutes a legal, valid and binding obligation of Investor enforceable against Investor in accordance with its terms. When each other Transaction Document to which Investor is or will be a party has been duly executed and delivered by Investor (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Investor enforceable against it in accordance with its terms.
Section 4.02    No Conflicts; Consents. The execution, delivery and performance by Investor of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Investor; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Investor; or (c) require the consent, notice or other action by any Person under any Contract to which Investor is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Investor in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.
Section 4.03    Investment Purpose. Investor is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Investor acknowledges that the Shares are not registered under the Securities Act or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.
Section 4.04    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Investor.

Section 4.05    U.S. Securities Law Compliance. Investor acknowledges that it has been advised by the Company that the Shares have not been registered under the Securities Act or the securities laws of any state of the United States and, therefore, cannot be resold in the United States or to a “U.S. person” (as defined in Regulation S of the Securities Act) unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. Investor is aware that the Company is under no obligation to effect any such registration with respect to the Shares or to file for or comply with any exemption from registration. Investor is purchasing the Shares hereunder for its own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof, and Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. Investor has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment without impairing its financial condition and is able to bear the economic risk of such investment for an indefinite period of time.

ARTICLE V
CONDITIONS TO CLOSING
Section 5.01    Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement to occur at each Closing shall be subject to the fulfillment, at or prior to the relevant Closing, of each of the following conditions:
(a)    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.
(b)    The Company shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.04 and Investor shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.02, in each case, in form and substance reasonably satisfactory to Investor and the Company, and no such consent, authorization, order and approval shall have been revoked.
Section 5.02    Conditions to Obligations of Investor. The obligations of Investor to consummate the transactions contemplated by this Agreement to occur at each Closing shall be subject to the fulfillment or Investor’s waiver, at or prior to the relevant Closing, of each of the following conditions:
(a)    All approvals, consents, filings and waivers that are listed on Section 3.04 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Investor at or prior to the relevant Closing.
(b)    This Agreement and each of the other Transaction Documents shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Investor.
(c)    Investor shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying:
(i)    that attached thereto are true and complete copies of all resolutions and other consents adopted by the board of directors and stockholders of the Company authorizing and approving the execution, delivery, filing and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions and consents are in full force and effect as of the relevant Closing and are all the resolutions and consents adopted in connection with the transactions contemplated hereby and thereby;

(ii)    that attached thereto are true and complete copies of the certificate of incorporation and by-laws of the Company and that such organizational documents are in full force and effect as of the relevant Closing; and
(iii)    the names and signatures of the officers of the Company authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.
(d)    The Company shall have duly adopted the Certificate of Incorporation, which shall have been filed with the Secretary of State of Delaware and become effective under the Delaware General Corporation Law on or prior to the First Closing and which shall remain in full force and effect as of the relevant Closing, and Investor shall have received a certificate of the Secretary of State of Delaware certifying that the Certificate of Incorporation has been filed and is effective.
(e)    The Company shall have delivered to Investor (i) a good standing certificate (or its equivalent) for the Company from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized and (ii) a foreign qualification certificate (or its equivalent) for the Company from the secretary of state or similar Governmental Authority of each jurisdiction in which the Company has qualified, or is required to qualify, to do business as a foreign corporation.
(f)    The Company shall have delivered, or caused to be delivered, to Investor each of the following, each in form and substance satisfactory to Investor:
(i)    stock certificates evidencing the Shares to be issued and sold by the Company to the Investor at the relevant Closing;
(ii)    an executed Indemnification Agreement, dated as of the First Closing Date, in form and substance satisfactory to Investor (“D&O Indemnification Agreement”) for each of Investors’ representatives designated to the board of directors of the Company pursuant to the terms of this Agreement;
(iii)    the Transition Services Agreement in the form of Exhibit A hereto (the “Transition Services Agreement”) and duly executed by Parent and the Company;
(iv)    such other documents or instruments as Investor reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement to occur at the relevant Closing.
(g)    The Transition Services Agreement, the D&O Indemnification Agreement and the PRC IP Purchase Agreement shall each be in full force and effect, and no breach or termination of any such agreement shall have occurred or be threatened.

(h)    The Company and each Key Employee shall have duly executed and delivered an employment agreement in form and substance satisfactory to Investor, such agreement is in full force and effect, and no breach or termination of such agreement shall have occurred or be threatened;
(i)    The Company and each Company Employee shall have duly executed and delivered an Inventions Assignment Agreement in form and substance satisfactory to Investor, each such agreement is in full force and effect, and no breach or termination of any such agreement shall have occurred or be threatened.
(j)    The Company shall have fully complied with, or obtained appropriate consents or waivers with respect to, its obligations under each of the agreements or other documents identified on Section 3.02(c) of the Disclosure Schedules, including with respect to any outstanding rights of first refusal, rights of first offer, pre-emptive rights or anti-dilution rights or redemption or repurchase rights.
(k)    Soleno shall have completed the contribution to the Company of the entire right, title and interest of Soleno and its Affiliates in all of the CoSense Assets (including all Company Intellectual Property and Licensed Intellectual Property), pursuant to a written agreement between Soleno and the Company (together with such other instruments and actions as the Investor may reasonably request) in form and substance satisfactory to the Investor.
Section 5.03    Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement to occur at each Closing shall be subject to the fulfillment or the Company’s waiver, at or prior to the relevant Closing, of each of the following conditions:
(a)    All approvals, consents and waivers that are listed on Section 4.02 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to the Company at or prior to the relevant Closing.
(b)    This Agreement and each of the other Transaction Documents shall have been executed and delivered by the Investor thereto and true and complete copies thereof shall have been delivered to the Company.
(c)    The Company shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Investor certifying the names and signatures of the officers of Investor authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.
(d)    Investor shall have delivered to the Company cash in an amount equal to the Purchase Price payable in respect of the relevant Closing by wire transfer in immediately available funds, to an account or accounts designated in writing by the Company to Investor.

ARTICLE VI
COVENANTS
Section 6.01    Affirmative Covenants. Unless the Company has received the prior written consent or waiver of each of the Stockholders, the Company shall be subject to each of the following covenants from and after the date hereof:
(a)    The Company shall at all times maintain (i) under the Laws of the state of Delaware its valid corporate existence and good standing, (ii) its due license and qualification to do business and good standing in each jurisdiction set forth on Section 3.01 of the Disclosure Schedules and, following the date of this Agreement, each other jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary and (iii) all material Permits necessary to the conduct of its businesses.
(b)    The Company shall comply with all Laws applicable to it or its business, properties or assets, the violation of which would reasonably be expected to have a Material Adverse Effect.
(c)    The Company shall comply with its contractual obligations as such obligations become due to the extent to which the failure to so comply with such other contractual obligations would reasonably be expected to have a Material Adverse Effect, unless and to the extent such obligations are being contested in good faith by appropriate proceedings and adequate reserves (as determined in accordance with GAAP) have been established on its books and financial statements of the Company for such obligations.
(d)    The Company shall pay and discharge all material Taxes due and owing by the Company before the same becomes delinquent and before penalties accrue thereon, unless and to the extent such Taxes are being contested in good faith by appropriate procedures and adequate accruals or reserves (as determined in accordance with GAAP) have been established on the books and financial statements of the Company for such Taxes.
(e)    The Company shall pay when due all transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax). Company shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Investor shall cooperate with respect thereto as necessary).
(f)    The Company shall pay and discharge all material claims for labor, material and supplies which, if unpaid and delinquent, would become under applicable Laws an Encumbrance upon property of the Company, unless and to the extent such claims are being contested in good faith by appropriate procedures and adequate accruals or reserves (as determined in accordance with GAAP) have been established on the books and financial statements of the Company for such claims.

(g)    The Company shall maintain and keep its material properties and assets in good repair, working order and condition, ordinary wear and tear excepted.
(h)    The Company shall maintain with financially sound and reputable insurance companies (i) property and casualty and other insurance covering risks and hazards of such types and in such amounts as are required by Law or customary for adequately-insured companies of similar size engaged in similar industries and lines of business, and (ii) directors and officers liability insurance with per occurrence coverage of no less than the amount of such coverage under the Company’s directors and officers liability insurance policy in effect as of the date hereof on terms and conditions reasonably satisfactory in all material respects to Investor.
(i)    The Company shall keep adequate books, accounts and records in accordance with past custom and practice as used in the preparation of the Financial Statements, which books, accounts and records shall fairly present in all material respects the financial condition and results of operations of the Company.
(j)    The Company shall (i) own, exclusively or jointly with other Persons, all right, title and interest in and to, or have a valid license for, and shall maintain, all material Intellectual Property necessary to the conduct of its business (other than the CoSense PRC IP Assets), free and clear of Encumbrances, (ii) enter into and maintain in full force and effect binding, written agreements with every current and former employee of the Company, and with every current and former independent contractor, whereby such employees and independent contractors (A) assign to the Company any ownership interest and right they may have in the Company Intellectual Property and (B) acknowledge the Company’s exclusive ownership of all Company Intellectual Property, and (iii) remain in full compliance in all material respects with all legal requirements applicable to the Company Intellectual Property and the Company’s ownership and use thereof.
(k)    The Company shall perform and observe all of its obligations and covenants set forth in each of the Transaction Documents.
Section 6.02    Governance. From and after the First Closing:
(a)    Board of Directors.
(i)    The Stockholders agree that the business and affairs of the Company shall be managed through a board of directors (the “Board”) consisting of 3 members (each, a “Director”). Subject to Section 6.02(a)(i)(c) and Section 6.02(a)(ii), the Directors shall be elected to the Board in accordance with the following procedures:
(A)    Until such time as the aggregate amount of the Purchase Price actually paid by Investor to the Company exceeds $1,480,000, (x) Parent shall have the right to designate two Directors and (y) Investor shall have the right to designate one Director Parent shall initially designate Anish Bhatnagar and Rajen Dalal as Directors and Investor shall initially designate Anthony Wu as Director; and
(B)    Upon the aggregate amount of the Purchase Price actually paid by Investor to the Company exceeding $1,480,000, (x) Investor shall thereafter at all times have the right to designate two Directors and (y) Parent shall have the right to designate one Director.
(C)    Notwithstanding the foregoing clauses (A) and (B), in the event Investor elects to irrevocably terminate its right and obligation to consummate the Fourth Closing pursuant to Section 2.04, (x) Investor shall have the right to designate one director, and (y) Parent shall have the right to designate the remaining two members of the Board.
(ii)    Notwithstanding anything in Section 6.02(a)(i) to the contrary, in the event a Stockholder ceases to own at least 10% of the issued and outstanding Common Stock then (x) such Stockholder shall cease to have the right to designate any Directors pursuant to this Section 6.02(a), (y) such Stockholder shall cause all of its Directors to resign and (z) except as otherwise consented to by the other Stockholder, the Directors remaining in office shall decrease the size of the Board to eliminate such vacancy. For the avoidance of doubt, a Stockholder shall regain its right to designate the specified number of directors pursuant to this Section 6.02(a) to the extent its ownership of the issued and outstanding Common Stock increases beyond the fall-away thresholds specified under clauses (i) and (ii) of the preceding sentence.
(iii)    Each Stockholder shall vote all shares of Common Stock over which such Stockholder has voting control and shall take all other necessary or desirable actions within such Stockholder’s control (including in its capacity as stockholder, director, member of a board committee or officer of the Company or otherwise, and whether at a regular or special meeting of the Stockholders or by written consent in lieu of a meeting) to elect to the Board any individual designated by a Stockholder pursuant to Section 6.02(a).
(iv)    Each Stockholder shall have the right at any time to remove (with or without cause) any Director designated by such Stockholder for election to the Board and each other Stockholder shall vote all shares of Common Stock over which such Stockholder has voting control and shall take all other necessary or desirable actions within such Stockholder’s control (including in its capacity as stockholder, director, member of a board committee or officer of the Company or otherwise, and whether at a regular or special meeting of the Stockholders or by written consent in lieu of a meeting) to remove from the Board any individual designated by such Stockholder that such Stockholder desires to remove pursuant to this Section 6.02(a). Except as provided in the preceding sentence, unless a

Stockholder shall otherwise consent in writing, no other Stockholder shall take any action to cause the removal of any Directors designated by a Stockholder.
(v)    In the event a vacancy is created on the Board at any time and for any reason (whether as a result of death, disability, retirement, resignation or removal pursuant to Section 6.02(a)(iv)), the Stockholder who designated such individual shall have the right to designate a different individual to replace such Director and each other Stockholder shall vote all shares of Common Stock over which such Stockholder has voting control and shall take all other necessary or desirable actions within such Stockholder’s control (including in its capacity as stockholder, director, member of a board committee or officer of the Company or otherwise, and whether at a regular or special meeting of the Stockholders or by written consent in lieu of a meeting) to elect to the Board any individual designated by such Stockholder.
(vi)    The Board shall establish a special subcommittee composed of one Director (the “Operating Management Subcommittee”) to which it will, to the maximum extent permitted under applicable Law, and consistent with its fiduciary duties, exclusively delegate its managerial and decision making authority over the day-to-day operations of the Company, as well as the exclusive right to establish and make changes to the senior management team of the Company, including but not limited to the Company’s General Manager. Until such time as the Board consists of a majority of Directors designated by Investor, (x) Investor shall have the right to designate the Director to be the sole member of the Operating Management Subcommittee. Upon the earlier of (i) the Board consisting of a majority of Directors designated by Investor and (ii) Investor delivering an Investment Termination Notice pursuant to Section 2.04, the Operating Management Subcommittee shall be dissolved by the Board, whereupon all rights, power and authority previously delegated to the Operating Management Subcommittee shall immediately and fully revert to the Board. The Operating Management Subcommittee will report to the Board periodically as necessary to discharge its duties but in any case no less frequently than once per quarter.
(vii)    In addition to the Operating Management Subcommittee, the Board shall have the right to establish any committee of Directors as the Board shall deem appropriate from time to time (but no such committee shall have jurisdiction over any matters falling within the scope of authority delegated by the Board to the Operating Management Subcommittee). Subject to this Agreement, the certificate of incorporation and by-laws of the Company and applicable Laws, committees of the Board shall have the rights, powers and privileges granted to such committee by the Board from time to time. Any delegation of authority to a committee of Directors to take any action must be approved in the same manner as would be required for the Board to approve such action directly. Except for the Operating Management Subcommittee, any committee of Directors shall be composed of the same proportion of Directors designated by Parent and Investor, respectively, as each of Parent and Investor shall then be respectively entitled to appoint designated Directors to such committee of the Board pursuant to this Section 6.02(a); provided, that for so long as a Stockholder has the right to designate a Director to the Board, any committee composed of Directors shall consist of at least one Director designated by such Stockholder.
(b)    Meetings of the Board of Directors.
(i)    The Board will meet no less than once per quarter at such times and in such places as the Board shall designate from time to time. In addition to the regular meetings contemplated by the foregoing sentence, special meetings of the Board may be called by any Director or Stockholder on no less than ten Business Days’ prior written notice of the time, place and agenda of the meeting.
(ii)    The Directors may participate in any meeting of the Board by means of video conference, teleconference or other similar communications equipment by means of which all persons participating in the meeting can hear each other and such participation shall constitute such Director’s presence in person at the meeting.
(iii)    The presence of a majority of Directors then in office shall constitute a quorum; provided, that at least one Director designated to the Board by Parent and one Director designated to the Board by Investor is present at such meeting. If a quorum is not achieved at any duly called meeting, such meeting may be postponed to a time no earlier than 48 hours after written notice of such postponement has been given to the Directors. If a quorum is not achieved at a duly called meeting due to not having sufficient Directors present designated by each of Parent and Investor and quorum is not achieved at each of the following two postponements of such meeting due to the absence of Directors designated by the same party, then the presence, in person or by proxy, of Directors designated by Stockholders holding at least a majority of the voting securities shall constitute a quorum for the next meeting in respect of all matters other than matters requiring the Investor Requisite Approval pursuant to Section 6.02(c) (so long as the Investor Termination Notice has not been delivered (or deemed to be delivered).
(iv)    Unless otherwise restricted by this Agreement, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all directors or members of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writings or electronic transmissions are filed with the minutes of proceedings of the Board of Directors or committee.
(v)    The Company shall pay all reasonable fees, charges and expenses (including travel and related expenses) incurred by each Director in connection with: (i) attending the meetings of the Board and all committees thereof and (ii) conducting any other Company business requested by the Company.
(c)    Voting Arrangements. In addition to any vote or consent of the Board or the Stockholders of the Company required by applicable Laws, and for so long as the Investor Termination Notice has not been delivered (or deemed to be delivered), the Company shall not, and shall not enter into any commitment to, without the Investor Requisite Approval:
(i)    enter into or amend any material term of (A) any employment agreement or arrangement with any senior employee, (B) the compensation (including salary, bonus, deferred compensation or otherwise) or benefits of any senior employee, (C) any stock option, employee stock purchase or similar equity-based plans, (D) any benefit, severance or other similar plan or (E) any annual bonus plan or any management equity plan;
(ii)    appoint or remove (with or without cause) any officer.
(d)    Subsidiaries. With respect to any Subsidiary that is established in accordance with the terms of this Agreement, the Stockholders shall have the same management, voting and board of director representation rights with respect to such Subsidiary as the Stockholders have with respect to the Company. The Stockholders shall, and shall cause their Director designees to, take all such actions as may be necessary or desirable to give effect to this provision.
Section 6.03    Restrictive Covenants.
(a)    Non-Competition. For so long as a Stockholder has the right to designate a Director pursuant to Section 6.02(a) and for a period of twelve months thereafter, such Stockholder shall not, nor shall it permit its Affiliates or any of their respective directors, officers, principals, partners, members, managers, or employees to, directly or indirectly, manage, operate, control or participate in the ownership, management, operation or control of any Competitor; provided, that nothing in this Section 6.03(a) shall prohibit such Person from acquiring or owning, directly or indirectly:
(i)    up to 5% of the aggregate voting securities of any Competitor that is a publicly traded Person;
(ii)    up to 10% of the aggregate voting securities of any Competitor that is not a publicly traded Person; provided, that such Stockholder shall not be permitted to, nor shall it have permitted its directors, officers, principals, partners, members, managers, employees to, directly or indirectly, designate a member of the board of directors (or similar body) of such Competitor, nor be granted any other governance rights with respect to such Competitor (other than customary governance rights granted in connection with the ownership of debt securities); or

(iii)    where such an Affiliate of a Stockholder is a venture capital, private equity or similar institutional investor that (together with its Affiliates) does not beneficially own more than 50% of the total outstanding voting securities of such Stockholder (a “Stockholder Institutional Investor”), any investment by such Stockholder Institutional Investor in any other portfolio company of such Stockholder Institutional Investor that is a Competitor but that is not Stockholder or any Subsidiary of Stockholder or involve any individuals that are directors, officers, principals, partners, members, managers, or employees of Stockholder or any Subsidiary of Stockholder (an “Unrelated Portfolio Company”).
(b)    Non-Solicitation. For so long as a Stockholder has the right to designate a Director pursuant to Section 6.02(a) and for a period of 12 months thereafter, such Stockholder shall not, and shall not permit any of its Affiliates nor any of their respective directors, officers, principals, partners, members, managers, employees to, directly or indirectly, solicit any employee of the Company or encourage any such employee to leave such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that this Section 6.03(b) shall not apply to any Stockholder Institutional Investor or any Unrelated Portfolio Company.
(c)    Non-Interference. For so long as a Stockholder has the right to designate a Director pursuant to Section 6.02(a) and for a period of 12 months thereafter, such Stockholder shall not, and shall not permit any of its Affiliates nor any of their respective directors, officers, principals, partners, members, managers, employees to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Company or potential clients or customers of the Company for purposes of diverting their business or services from the Company; provided, that this Section 6.03(c) shall not apply to any Stockholder Institutional Investor or any Unrelated Portfolio Company.
(d)    Equitable Remedies. Each Stockholder acknowledges that a breach or threatened breach of Section 6.03(a), Section 6.03(b) or Section 6.03(c) would give rise to irreparable harm to the Company and, indirectly, to the other Stockholder, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by a Stockholder of any such obligations, the Company and the other Stockholder shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).
(e)    Blue Pencil. Each Stockholder acknowledges that the restrictions contained in Section 6.03(a), Section 6.03(b) and Section 6.03(c) are reasonable and necessary to protect the legitimate interests of the Company and the other Stockholder and constitute a material inducement to the other Stockholder to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in Section 6.03(a), Section 6.03(b) or Section 6.03(c)

should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Laws in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Laws. The covenants contained in Section 6.03(a), Section 6.03(b) and Section 6.03(c) and each provision thereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
(f)    Corporate Opportunities. Except as otherwise provided in the second sentence of this Section 6.03(f) and subject to each Stockholders’ obligations under Section 6.03(a), Section 6.03(b) and Section 6.03(c), (a) no Stockholder or any of its Permitted Transferees or any of their respective Representatives shall have any duty to communicate or present an investment or business opportunity or prospective economic advantage to the Company in which the Company may, but for the provisions of this Section 6.03(f), have an interest or expectancy (a “Corporate Opportunity”), and (b) no Stockholder or any of its Permitted Transferees or any of their respective Representatives (even if such Person is also an officer or Director of the Company) shall be deemed to have breached any fiduciary or other duty or obligation to the Company by reason of the fact that any such Person pursues or acquires a Corporate Opportunity for itself or its Permitted Transferees or directs, sells, assigns or transfers such Corporate Opportunity to another Person or does not communicate information regarding such Corporate Opportunity to the Company. The Company renounces any interest in a Corporate Opportunity and any expectancy that a Corporate Opportunity will be offered to the Company; provided, that the Company does not renounce any interest or expectancy it may have in any Corporate Opportunity that is offered to an officer or Director of the Company whether or not such individual is also a Director or officer of a Stockholder, if such opportunity is expressly offered to such Person in his or her capacity as an officer or Director of the Company. Each Stockholder hereby recognizes that the Company reserves such rights.
(g)    Confidentiality.
(i)    Each Stockholder shall and shall cause its Representatives to, keep confidential and not divulge any information (including all budgets, business plans and analyses) concerning the Company, including its assets, business, operations, financial condition or prospects (“Confidential Information”), and to use, and cause its Representatives to use, such Confidential Information only in connection with the operation of the Company; provided, that nothing herein shall prevent any Stockholder from disclosing such Information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of any regulatory agency or authority having jurisdiction over such Stockholder, (iii) to the extent compelled by legal process or required or requested pursuant to subpoena, interrogatories or other discovery requests, (iv) to the extent necessary in connection with the exercise of any remedy hereunder, (v) to other Stockholders, (vi) to such Stockholder’s Representatives that in the reasonable judgment of such Stockholder need to know such Confidential Information or (vii) to any potential Permitted Transferee in connection with a proposed Transfer of Common Stock from such Stockholder as long as such transferee agrees to be bound by the provisions of this Section 6.03(g) as if a Stockholder, or as needed to comply with applicable reporting or public disclosure requirements, provided, further, that in the case of clause (i), (ii), (iii) and (vii), such Stockholder shall notify the other parties hereto of the proposed disclosure as far in advance of such disclosure as practicable and use reasonable efforts to ensure that any Confidential Information so disclosed is accorded confidential treatment, when and if available.
(ii)    The restrictions of this Section 6.03(g) shall not apply to information that (i) is or becomes generally available to the public other than as a result of a disclosure by a Stockholder or any of its Representatives in violation of this Agreement; (ii) is or has been independently developed or conceived by such Stockholder without use of or reference to the Company’s Confidential Information or (iii) becomes available to the receiving Stockholder or any of its Representatives on a non-confidential basis from a source other than the Company, any other Stockholder or any of their respective Representatives, provided, that such source is not known by the recipient of such information after due inquiry to be bound by a confidentiality agreement with respect to such information.
Section 6.04    Transfers.
(a)    Restrictions on Transfer.
(i)    Neither Stockholder shall directly or indirectly, voluntarily or involuntarily Transfer any of its Common Stock prior to the third anniversary of the First Closing, except as contemplated by Article II, as permitted pursuant to Section 6.04(a)(ii) or in accordance with the procedures described in Section 6.04(c), Section 6.04(d), or Section 6.04(e) (or, in the case of Investor following delivery of an Investment Termination Notice, Section 6.04(b) or Section 6.04(f)). Upon and following the third anniversary of the First Closing, neither Stockholder shall directly or indirectly, voluntarily or involuntarily Transfer any of its Common Stock, except as permitted pursuant to Section 6.04(a)(ii) or in accordance with the procedures described in Section 6.04(b), Section 6.04(c), Section 6.04(d), Section 6.04(e) or Section 6.04(f).
(ii)    The provisions of Section 6.04(a)(i), Section 6.04(b), Section 6.04(c) and Section 6.04(d) shall not apply to any of the following Transfers by any Stockholder of any of its Common Stock:

(A)    to a Permitted Transferee; or
(B)    pursuant to a merger, consolidation or other business combination of the Company with a Third Party Purchaser.
(iii)    In addition to any legends required by applicable Laws, each certificate representing the Common Stock shall bear a legend substantially in the following form:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A JOINT VENTURE AGREEMENT (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY). NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH SECURITIES PURCHASE AND JOINT VENTURE AGREEMENT AND (A) PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER. THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF SUCH JOINT VENTURE AGREEMENT.”
(iv)    Prior notice shall be given to the Company and each other Stockholder by the transferor of any Transfer (whether or not to a Permitted Transferee) of any Common Stock. Prior to consummation of any Transfer by any Stockholder of any of its Common Stock, such party shall cause the transferee thereof to execute and deliver to the Company and each other Stockholder a Joinder Agreement and agree to be bound by the terms and conditions of this Agreement. Upon any Transfer by any Stockholder of any of its Common Stock, in accordance with the terms of this Agreement, the transferee thereof shall be substituted for, and shall assume all the rights and obligations under this Agreement of, the transferor thereof.
(v)    Notwithstanding any other provision of this Agreement, each Stockholder agrees that it will not, directly or indirectly, Transfer any of its Common Stock (i) except as contemplated by Article II, (ii) except as permitted under the Securities Act and other applicable federal or state securities laws, and then, if requested by the Company, only upon delivery to the Company of an opinion of counsel in form and substance satisfactory to the Company to the effect that such Transfer may be effected without registration under the Securities Act, (iii) if it would cause the Company or any of its Subsidiaries to be required to register as an investment company under the Investment Company Act of 1940, as amended, or (iv) if it would cause the assets of the Company or any of its Subsidiaries to be deemed plan assets as defined under the Employee Retirement

Income Security Act of 1974 or its accompanying regulations or result in any “prohibited transaction” thereunder involving the Company. In any event, the Board may refuse the Transfer to any Person if such Transfer would have a material adverse effect on the Company as a result of any regulatory or other restrictions imposed by any Governmental Authority.
(vi)    Any Transfer or attempted Transfer of any Common Stock in violation of this Agreement shall be null and void, no such Transfer shall be recorded on the Company’s books and the purported transferee in any such Transfer shall not be treated (and the purported transferor shall continue be treated) as the owner of such Common Stock for all purposes of this Agreement.
(b)    Right of First Refusal.
(i)    If at any time following the third anniversary of the Closing Date (or, in the case of Investor, following delivery of an Investment Termination Notice) a Stockholder holding less than a majority of the outstanding shares of Common Stock (such Stockholder, an “Offering Stockholder”) receives a bona fide offer from any Third Party Purchaser to purchase all or any portion of the Common Stock (the “Offered Shares”) owned by the Offering Stockholder and the Offering Stockholder desires to Transfer the Offered Shares (other than Transfers that are permitted by Section 6.04(a)(ii) or Transfers made pursuant to Section 6.04(c) or Section 6.04(e)), then the Offering Stockholder must first make an offering of the Offered Shares to each other Stockholder (each such Stockholder, a “ROFR Rightholder”) in accordance with the provisions of this Section 6.04(b).
(ii)    The Offering Stockholder shall, within five Business Days of receipt of the offer from the Third Party Purchaser, give written notice (the “Offering Stockholder Notice”) to the Company and the ROFR Rightholders stating that it has received a bona fide offer from a Third Party Purchaser and specifying:
(A)    the number of Offered Shares to be Transferred by the Offering Stockholder;
(B)    the identity of the Third Party Purchaser;
(C)    the per share purchase price and the other material terms and conditions of the Transfer, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof; and
(D)    the proposed date, time and location of the closing of the Transfer, which shall not be less than 60 days from the date of the Offering Stockholder Notice.

The Offering Stockholder Notice shall constitute the Offering Stockholder’s offer to Transfer the Offered Shares to the ROFR Rightholders, which offer shall be irrevocable until the end of the ROFR Notice Period.
(iii)    By delivering the Offering Stockholder Notice, the Offering Stockholder represents and warrants to the Company and to each ROFR Rightholder that: (i) the Offering Stockholder has full right, title and interest in and to the Offered Shares; (ii) the Offering Stockholder has all the necessary power and authority and has taken all necessary action to Transfer such Offered Shares as contemplated by this Section 6.04(b); and (iii) the Offered Shares are free and clear of any and all Encumbrances other than those arising as a result of or under the terms of this Agreement.
(iv)    Upon receipt of the Offering Stockholder Notice, each ROFR Rightholder shall have ten Business Days (the “ROFR Notice Period”) to elect to purchase all (and not less than all) of the Offered Shares by delivering a written notice (a “ROFR Notice”) to the Offering Stockholder and the Company stating that it offers to purchase such Offered Shares on the terms specified in the Offering Stockholder Notice. Any ROFR Notice shall be binding upon delivery and irrevocable by the applicable ROFR Rightholder. If more than one ROFR Rightholder delivers a ROFR Notice, each such ROFR Rightholder (the “Purchasing Stockholder”) shall be allocated the number of shares equal to the product of (x) the total number of Offered Shares and (y) a fraction determined by dividing (A) the number of shares of Common Stock owned by such Purchasing Stockholder as of the date of the Offering Stockholder Notice, by (B) the total number of shares of Common Stock owned by all of the Purchasing Stockholders as of such date.
(v)    Each ROFR Rightholder that does not deliver a ROFR Notice during the ROFR Notice Period shall be deemed to have waived all of such ROFR Rightholder’s rights to purchase the Offered Shares under this Section 6.04(b).
(vi)    If no Stockholder delivers a ROFR Notice in accordance with Section 6.04(b)(iv), the Offering Stockholder may, during the 60 day period immediately following the expiration of the ROFR Notice Period, which period may be extended for a reasonable time not to exceed 90 days to the extent necessary to obtain any Government Approvals required in order to Transfer all of the Offered Shares to the Third Party Purchaser (the “Waived ROFR Transfer Period”) and subject to the provisions of Section 6.04(d), Transfer all of the Offered Shares to the Third Party Purchaser on terms and conditions no more favorable to the Third Party Purchaser than those set forth in the Offering Stockholder Notice. If the Offering Stockholder does not Transfer the Offered Shares within such period or, if such Transfer is not consummated within the Waived ROFR Transfer Period, the rights provided hereunder shall be deemed to be revived and the Offered Shares shall not be Transferred to the Third Party

Purchaser unless the Offering Stockholder sends a new Offering Stockholder Notice in accordance with, and otherwise complies with, this Section 6.04(b).
(vii)    Each Stockholder shall take all actions as may be reasonably necessary to consummate the Transfer contemplated by this Section 6.04(b), including entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate.
(viii)    At the closing of any Transfer pursuant to this Section 6.04(b), the Offering Stockholder shall deliver to the Purchasing Stockholders the certificate or certificates representing the Offered Shares to be sold (if any), accompanied by stock powers and all necessary stock transfer taxes paid and stamps affixed, if necessary, against receipt of the purchase price therefor from such Purchasing Stockholders by certified or official bank check or by wire transfer of immediately available funds.
(c)    Drag-Along Rights.
(i)    If, at any time on or after the first anniversary of the First Closing, a Stockholder who, together with its Permitted Transferees, holds no less than 51% of the outstanding Common Stock (collectively, a “Dragging Stockholder”), receives a bona fide offer from a Third Party Purchaser to consummate, in one transaction, or a series of related transactions, a Change of Control (a “Drag-along Sale”), the Dragging Stockholder shall have the right to require that each other Stockholder (each, a “Drag-along Stockholder”) participate in such Transfer in the manner set forth in this Section 6.04(c), provided, however, that no Drag-along Stockholder shall be required to participate in the Drag-along Sale if (i) the consideration for the Drag-along Sale is other than cash or registered securities listed on an established U.S. securities exchange or traded on the NASDAQ Stock Market or (ii) the Drag-along Sale would result in the purchase by such Third Party Purchaser of less than all of the Common Stock. Notwithstanding anything to the contrary in this Agreement, each Drag-along Stockholder shall vote in favor of, and shall take all actions to waive any dissenters, appraisal or other similar rights with respect to, a Drag-along Sale that meets the conditions set forth in the proviso to the foregoing proviso.
(ii)    The Dragging Stockholder shall exercise its rights pursuant to this Section 6.04(c) by delivering a written notice (the “Drag-along Notice”) to the Company and each Drag-along Stockholder no later than 20 days prior to the closing date of such Drag-along Sale. The Drag-along Notice shall make reference to the Dragging Stockholder’s rights and obligations hereunder and shall describe in reasonable detail:
(A)    the number of shares of Common Stock to be sold by the Dragging Stockholder, if the Drag-along Sale is structured as a Transfer of Common Stock;

(B)    the identity of the Third Party Purchaser;
(C)    the proposed date, time and location of the closing of the Drag-along Sale;
(D)    the per share purchase price and the other material terms and conditions of the Transfer, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof; and
(E)    a copy of any form of agreement proposed to be executed in connection therewith.
(iii)    If the Drag-along Sale is structured as a Transfer of Common Stock, then, subject to Section 6.04(c)(iv), the Dragging Stockholder and each Drag-along Stockholder shall Transfer all of the Common Stock held by such Dragging Stockholder and each Drag-along Stockholder.
(iv)    The consideration to be received by a Drag-along Stockholder shall be the same form and amount of consideration per share of Common Stock to be received by the Dragging Stockholder (or, if the Dragging Stockholder is given an option as to the form and amount of consideration to be received, the same option shall be given) and the terms and conditions of such Transfer shall, except as otherwise provided in the immediately succeeding sentence, be the same as those upon which the Dragging Stockholder Transfers its Common Stock. Each Drag-along Stockholder shall make or provide the same representations, warranties, covenants, indemnities and agreements as the Dragging Stockholder makes or provides in connection with the Drag-along Sale (except that in the case of representations, warranties, covenants, indemnities and agreements pertaining specifically to the Dragging Stockholder, the Drag-along Stockholder shall make the comparable representations, warranties, covenants, indemnities and agreements pertaining specifically to itself); provided, that all representations, warranties, covenants and indemnities shall be made by the Dragging Stockholder and each Drag-along Stockholder severally and not jointly and any indemnification obligation shall be pro rata based on the consideration received by the Dragging Stockholder and each Drag-along Stockholder, in each case in an amount not to exceed the aggregate proceeds received by the Dragging Stockholder and each such Drag-along Stockholder in connection with the Drag-along Sale; and provided, further, that a Drag-along Stockholder shall not be required to agree to a non-competition covenant broader in scope than the non-competition covenant set forth in Section 6.03(a).
(v)    The fees and expenses of (x) the Dragging Stockholder and (y) each Drag-along Stockholder, in each case of (x) and (y), incurred in connection with a Drag-along Sale and for the benefit of all Stockholders (it being understood that costs incurred by or on behalf of a Dragging Stockholder and/or a Drag-along Stockholder for its sole benefit will not be considered to be for the benefit of all

Stockholders), to the extent not paid or reimbursed by the Company or the Third Party Purchaser, shall be shared by all the Stockholders on a pro rata basis, based on the aggregate consideration received by each Stockholder; provided, that no Stockholder shall be obligated to make or reimburse any out-of-pocket expenditure prior to the consummation of the Drag-along Sale.
(vi)    Each Stockholder shall take all actions as may be reasonably necessary to consummate the Drag-along Sale, including entering into agreements and delivering certificates and instruments, in each case consistent with the agreements being entered into and the certificates being delivered by the Dragging Stockholder.
(vii)    The Dragging Stockholder shall have 60 days following the date of the Drag-along Notice in which to consummate the Drag-along Sale, on the terms set forth in the Drag-along Notice (which such 60 day period may be extended for a reasonable time not to exceed 90 days to the extent necessary to obtain any Government Approvals required in order to Transfer all of the Common Stock to the Third Party Purchaser). If at the end of such period, the Dragging Stockholder has not completed the Drag-along Sale, the Dragging Stockholder may not then effect a transaction subject to this Section 6.04(c) without again fully complying with the provisions of this Section 6.04(c).
(d)    Tag-Along Rights.
(i)    If at any time following the first anniversary of the First Closing a Stockholder who, together with its Permitted Transferees, holds no less than 51% of the outstanding Common Stock (the “Selling Stockholder”) proposes to Transfer any shares of its Common Stock to a Third Party Purchaser (the “Proposed Transferee”) and the Selling Stockholder cannot or has not elected to exercise its drag-along rights set forth in Section 6.04(c), each other Stockholder (each, a “Tag-along Stockholder”) shall be permitted to participate in such Transfer (a “Tag-along Sale”) on the terms and conditions set forth in this Section 6.04(d).
(ii)    Prior to the consummation of any such Transfer of Common Stock described in Section 6.04(d)(i), and after satisfying its obligations pursuant to Section 6.04(b), the Selling Stockholder shall deliver to the Company and each other Stockholder a written notice (a “Sale Notice”) of the proposed Tag-along Sale subject to this Section 6.04(d) no later than 10 Business Days prior to the closing date of the Tag-along Sale. The Sale Notice shall make reference to the Tag-along Stockholders’ rights hereunder and shall describe in reasonable detail:
(A)    the aggregate number of shares of Common Stock the Proposed Transferee has offered to purchase.
(B)    the identity of the Proposed Transferee;

(C)    the proposed date, time and location of the closing of the Tag-along Sale;
(D)    the per share purchase price and the other material terms and conditions of the Transfer, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof; and
(E)    a copy of any form of agreement proposed to be executed in connection therewith.
(iii)    Each Tag-along Stockholder shall exercise its right to participate in a Transfer of Common Stock by the Selling Stockholder subject to this Section 6.04(d) by delivering to the Selling Stockholder a written notice (a “Tag-along Notice”) stating its election to do so and specifying the number of shares of Common Stock to be Transferred by it no later than five Business Days after receipt of the Sale Notice (the “Tag-along Period”). The offer of each Tag-along Stockholder set forth in a Tag-along Notice shall be irrevocable, and, to the extent such offer is accepted, such Tag-along Stockholder shall be bound and obligated to Transfer in the proposed Transfer on the terms and conditions set forth in this Section 6.04(d). Each Tag-along Stockholder shall have the right to Transfer in a Transfer subject to this Section 6.04(d), at the election of such Stockholder, (x) the number of shares of Common Stock equal to the product of (A) the aggregate number of shares of Common Stock the Proposed Transferee proposes to buy as stated in the Sale Notice and (B) a fraction (i) the numerator of which is equal to the number of shares of Common Stock then held by the Selling Stockholder or such Tag-along Stockholder, as the case may be, and (ii) the denominator of which is equal to the number of shares then held by all of the Stockholders (including, for the avoidance of doubt, the Selling Stockholder) or (y) all (and not less than all) of the shares of Common Stock then held by the Tag-along Stockholder.
(iv)    Each Tag-along Stockholder who does not deliver a Tag-along Notice in compliance with Section 6.04(d)(iii) above shall be deemed to have waived all of such Tag-along Stockholder’s rights to participate in such Transfer, and the Selling Stockholder shall (subject to the rights of any participating Tag-along Stockholder) thereafter be free to Transfer to the Proposed Transferee its shares of Common Stock at a per share price that is no greater than the per share price set forth in the Sale Notice and on other same terms and conditions which are not materially more favorable to the Selling Stockholder than those set forth in the Sale Notice without any further obligation to the non-accepting Tag-along Stockholders.
(v)    Each Tag-along Stockholder participating in a Transfer pursuant to this Section 6.04(d) shall receive the same consideration per share as the Selling Stockholder after deduction of such Tag-along Stockholder’s proportionate share of the related expenses in accordance with Section 6.04(d)(vii) below.

(vi)    Each Tag-along Stockholder shall make or provide the same representations, warranties, covenants, indemnities and agreements as the Selling Stockholder makes or provides in connection with the Tag-along Sale (except that in the case of representations, warranties, covenants, indemnities and agreements pertaining specifically to the Selling Stockholder, the Tag-along Stockholder shall make the comparable representations, warranties, covenants, indemnities and agreements pertaining specifically to itself); provided, that all representations, warranties, covenants and indemnities shall be made by the Selling Stockholder and each Tag-along Stockholder severally and not jointly and any indemnification obligation in respect of breaches of representations and warranties shall be pro rata based on the consideration received by the Selling Stockholder and each Tag-along Stockholder, in each case in an amount not to exceed the aggregate proceeds received by the Selling Stockholder and each such Tag-along Stockholder in connection with any Tag-along Sale.
(vii)    The fees and expenses of (x) the Selling Stockholder and (y) each Tag-along Stockholder, in each case of (x) and (y), incurred in connection with a Tag-along Sale and for the benefit of all Stockholders (it being understood that costs incurred by or on behalf of the Selling Stockholder and/or a Tag-along Stockholder for its sole benefit will not be considered to be for the benefit of all Stockholders), to the extent not paid or reimbursed by the Company or the Proposed Transferee, shall be shared by all the Stockholders participating in the Tag-along Sale on a pro rata basis, based on the aggregate consideration received by each such Stockholder; provided, that no Stockholder shall be obligated to make or reimburse any out-of-pocket expenditure prior to the consummation of the Tag-along Sale.
(viii)    Each Tag-along Stockholder shall take all actions as may be reasonably necessary to consummate the Tag-along Sale, including entering into agreements and delivering certificates and instruments, in each case consistent with the agreements being entered into and the certificates being delivered by the Selling Stockholder.
(ix)    The Selling Stockholder shall have 60 days following the expiration of the Tag-along Period in which to Transfer the shares of Common Stock described in the Sale Notice, on the terms set forth in the Sale Notice (which such 60 day period may be extended for a reasonable time not to exceed 90 days to the extent necessary to obtain any Government Approvals required in order to Transfer all of the Common Stock being sold in the Tag-along Sale to the Third Party Purchaser). If at the end of such period, the Selling Stockholder has not completed such Transfer, the Selling Stockholder may not then effect a Transfer of Common Stock subject to this Section 6.04(d) without again fully complying with the provisions of this Section 6.04(d).

(x)    If the Selling Stockholder Transfers to the Proposed Transferee any of its shares of Common Stock in breach of this Section 6.04(d), then each Tag-along Stockholder shall have the right to Transfer to the Selling Stockholder, and the Selling Stockholder undertakes to purchase from each Tag-along Stockholder, the number of shares of Common Stock that such Tag-along Stockholder would have had the right to Transfer to the Proposed Transferee pursuant to this Section 6.04(d), for a per share amount and form of consideration and upon the terms and conditions on which the Proposed Transferee bought such Common Stock from the Selling Stockholder, but without indemnity being granted by any Tag-along Stockholder to the Selling Stockholder; provided, that, nothing contained in this Section 6.04(d) shall preclude any Stockholder from seeking alternative remedies against such Selling Stockholder as a result of its breach of this Section 6.04(d). The Selling Stockholder shall also reimburse each Tag-along Stockholder for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Tag-along Stockholder’s rights.
(e)    Call Option.
(i)    Subject to the terms and conditions of this Agreement, at any time on or after the first anniversary of the First Closing and prior to the third anniversary of the First Closing, Investor shall have the right (the “Call Right”), but not the obligation, to cause Parent to sell all (but not less than all) of the shares of Common Stock held by Parent (the “Call Shares”) to Investor at the Call Option Purchase Price.
(ii)    Procedures.
(A)    If Investor desires to purchase the Shares pursuant to Section 6.04(e)(i), Investor shall deliver to Parent a written, unconditional, and irrevocable notice (the “Call Exercise Notice”) exercising the Call Right.
(B)    Parent shall at the closing of any purchase consummated pursuant to this Section 6.04(e), represent and warrant to Investor that: (A) Parent has full right, title and interest in and to the Call Shares, (B) Parent has all the necessary power and authority and has taken all necessary action to sell such Call Shares as contemplated by this Section 6.04(e), and (C) such Call Shares are free and clear of any and all Encumbrances other than those arising as a result of or under the terms of this Agreement.
(C)    Subject to Section 6.04(e)(iii) below, the closing of any sale of Call Shares pursuant to this Section 6.04(e) shall take place no later than 60 days following receipt by Parent of the Call Exercise Notice, and Investor shall give Parent at least 10 Business Days’ written notice of the date of closing (the “Call Option Closing Date”).

(iii)    Consummation of Sale. Investor shall pay the Call Option Purchase Price for the Call Shares by certified or official bank check or by wire transfer of immediately available funds on the Call Option Closing Date to an account or accounts designated in writing by Parent to Investor.
(iv)    Cooperation. Parent shall take all actions as may be reasonably necessary to consummate the sale contemplated by this this Section 6.04(e), including, without limitation, entering into agreements and delivering certificates and instruments and consents as Investor may deem necessary or appropriate.
(v)    Closing. At the closing of any sale and purchase pursuant to this Section 6.04(e), Parent shall deliver to Investor a certificate or certificates representing the Call Shares to be sold (if any), accompanied by stock powers and all necessary stock transfer taxes paid and stamps affixed, if necessary, against receipt of the Call Option Purchase Price.
(vi)    Purchase Price. In the event Investor exercises the Call Right hereunder, the purchase price at which the Call Right shall be consummated shall be equal to the Call Option Purchase Price as of the date of the Call Exercise Notice.
Section 6.05    Pre-Emptive Rights.
(a)    The Company hereby grants to each Stockholder (each, a “Pre-emptive Stockholder”) the right to purchase its pro rata portion of any new Common Stock (other than any Excluded Securities) (the “New Securities”) that the Company may from time to time propose to issue or sell to any party.
(b)    The Company shall give written notice (an “Issuance Notice”) of any proposed issuance or sale described in subsection (a) above to the Pre-emptive Stockholders within five Business Days following any meeting of the Board at which any such issuance or sale is approved. The Issuance Notice shall set forth the material terms and conditions of the proposed issuance, including:
(i)    the number of New Securities proposed to be issued and the percentage of the Company’s outstanding Common Stock, on a fully diluted basis, that such issuance would represent;
(ii)    the proposed issuance date, which shall be at least 20 days from the date of the Issuance Notice; and
(iii)    the proposed purchase price per share.
(c)    Each Pre-emptive Stockholder shall for a period of five Business Days following the receipt of an Issuance Notice (the “Exercise Period”) have the right to elect irrevocably to purchase, at the purchase price set forth in the Issuance Notice, the amount of New Securities equal to the product of (x) the total number of New Securities to be issued by the Company on the issuance date and (y) a fraction determined by dividing (A) the number of shares of Common Stock owned by such Pre-emptive Stockholder immediately prior to such issuance by (B) the total number of shares of Common Stock outstanding on such date immediately prior to such issuance (the “Pre-emptive Pro Rata Portion”) by delivering a written notice to the Company. Such Pre-emptive Stockholder’s election to purchase New Securities shall be binding and irrevocable.
(d)    No later than five Business Days following the expiration of the Exercise Period, the Company shall notify each Pre-emptive Stockholder in writing of the number of New Securities that each Pre-emptive Stockholder has agreed to purchase (including, for the avoidance of doubt, where such number is zero) (the “Over-allotment Notice”). Each Pre-emptive Stockholder exercising its right to purchase its Pre-emptive Pro Rata Portion of the New Securities in full (an “Exercising Stockholder”) shall have a right of over-allotment such that if any other Pre-emptive Stockholder fails to exercise its right under this Section 6.05 to purchase its Pre-emptive Pro Rata Portion of the New Securities (each, a “Non-Exercising Stockholder”), such Exercising Stockholder may purchase all or any portion of such Non-Exercising Stockholder’s allotment (the “Over-allotment New Securities”) by giving written notice to the Company setting forth the number of Over-allotment New Securities that such Exercising Stockholder is willing to purchase within five Business Days of receipt of the Over-allotment Notice (the “Over-allotment Exercise Period”). Such Exercising Stockholder’s election to purchase Over-allotment New Securities shall be binding and irrevocable. If more than one Exercising Stockholder elects to exercise its right of over-allotment, each Exercising Stockholder shall have the right to purchase the number of Over-allotment New Securities it elected to purchase in its written notice; provided, that if the over-allotment New Securities are over-subscribed, each Exercising Stockholder shall purchase its pro rata portion of the available Over-allotment New Securities based upon the relative Pre-emptive Pro Rata Portions of the Exercising Stockholders.
(e)    The Company shall be free to complete the proposed issuance or sale of New Securities described in the Issuance Notice with respect to any New Securities not elected to be purchased pursuant to Section 6.05(c) and Section 6.05(d) above in accordance with the terms and conditions set forth in the Issuance Notice (except that the amount of New Securities to be issued or sold by the Company may be reduced) so long as such issuance or sale is closed within 60 days after the expiration of the Over-allotment Exercise Period (subject to the extension of such 60 day period for a reasonable time not to exceed 90 days to the extent necessary to obtain any Government Approvals required in order to issue or sell such New Securities). In the event the Company has not sold such New Securities within such time period, the Company shall not thereafter issue or sell any New Securities without first again offering such securities to the Stockholders in accordance with the procedures set forth in this Section 6.05.

(f)    Upon the consummation of the issuance of any New Securities in accordance with this Section 6.05, the Company shall deliver to each Exercising Stockholder certificates (if any) evidencing the New Securities, which New Securities shall be issued free and clear of any Encumbrances (other than those arising hereunder and those attributable to the actions of the purchasers thereof), and the Company shall so represent and warrant to the purchasers thereof, and further represent and warrant to such purchasers that such New Securities shall be, upon issuance thereof to the Exercising Stockholders and after payment therefor, duly authorized, validly issued, fully paid and non-assessable. Each Exercising Stockholder shall deliver to the Company the purchase price for the New Securities purchased by it by certified or official bank check or wire transfer of immediately available funds. Each party to the purchase and sale of New Securities shall take all such other actions as may be reasonably necessary to consummate the purchase and sale including entering into such additional agreements as may be necessary or appropriate.
Section 6.06    Information Rights.
(a)    Financial Statements. In addition to, and without limiting any rights that a Stockholder may have with respect to inspection of the books and records of the Company under applicable Laws, the Company shall furnish to each Stockholder, the following information:
(i)    As soon as available, and in any event within 180 days after the end of each Fiscal Year, the unaudited balance sheet of the Company as at the end of each such Fiscal Year and the unaudited statements of income, cash flows and changes in stockholders’ equity for such year prepared in accordance with GAAP, applied on a basis consistent with prior years and fairly presenting in all material respects the financial condition of the Company as of the dates thereof and the results of its operations and changes in its cash flows and stockholders’ equity for the periods covered thereby.
(ii)    As soon as available, and in any event within 45 days after the end of each fiscal quarter, the balance sheet of the Company at the end of such quarter and the statements of income, cash flows and changes in stockholders’ equity for such quarter, all in reasonable detail and all prepared in accordance with GAAP, consistently applied.
(iii)    To the extent the Company is required by applicable Laws or pursuant to the terms of any outstanding indebtedness of the Company to prepare such reports, any annual reports, quarterly reports and other periodic reports (without exhibits) actually prepared by the Company as soon as available.
(b)    Inspection Rights.
(i)    The Company shall, and shall cause its officers, Directors and employees to, (i) afford each Stockholder that owns at least 10% of the

Company’s outstanding Common Stock and the Representatives of each such Stockholder, during normal business hours and upon reasonable notice, reasonable access at all reasonable times to its officers, employees, auditors, properties, offices, plants and other facilities and to all books and records, and (ii) afford such Stockholder the opportunity to consult with the Company’s officers from time to time regarding the Company’s affairs, finances and accounts as each such Stockholder may reasonably request upon reasonable notice.
(ii)    The right set forth in Section 6.06(b)(i) above shall not and is not intended to limit any rights which the Stockholders may have with respect to the books and records of the Company, or to inspect its properties or discuss its affairs, finances and accounts under the laws of the jurisdiction in which the Company is incorporated.
Section 6.07    Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.
Section 6.08    No Solicitation of Other Bids.
(a)     Parent shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, at any time prior to the earlier to occur of (A) the delivery by Investor of an Investment Termination Notice and (B) the third anniversary of the First Closing (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Parent shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Investor or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the CoSense Business or the CoSense Assets.
(b)    In addition to the other obligations under this Section 6.08, Parent shall promptly (and in any event within three Business Days after receipt thereof by Parent or its Representatives) advise Investor orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)    Parent agrees that the rights and remedies for noncompliance with this Section 6.08 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Investor and that money damages would not provide an adequate remedy to Investor.
Section 6.09    Continuation and Protection of Downstream Rights.
(a)    Parent and the Company each agrees that the Company hereby grants exclusive China Distribution Rights to Investor (or its designee) from and at all times during the period (i) beginning on the earlier to occur of (A) March 31, 2021 and (B) the expiration or earlier termination of the Existing China Distribution Agreement and (ii) ending on March 31, 2024 (both dates inclusive); provided that such grant shall be on the same terms as set forth in the Existing China Distribution Agreement.

ARTICLE VII
TERM AND TERMINATION
Section 7.01    Termination. This Agreement shall terminate upon the earliest of:
(a)    the consummation of an Initial Public Offering;
(b)    the consummation of a merger or other business combination involving the Company whereby the Common Stock becomes a security that is listed or admitted to trading on the NASDAQ Stock Market, the New York Stock Exchange or another national securities exchange;
(c)    the date on which none of the Stockholders holds any Common Stock;
(d)    the dissolution, liquidation, or winding up of the Company; or
(e)    upon the unanimous agreement of the Stockholders.
Section 7.02    Effect of Termination.
(a)    The termination of this Agreement shall terminate all further rights and obligations of the Stockholders under this Agreement except that such termination shall not effect:
(i)    the existence of the Company;
(ii)    the obligation of any Party to pay any amounts arising on or prior to the date of termination, or as a result of or in connection with such termination;
(iii)    the rights which any Stockholder may have by operation of law as a stockholder of the Company; or
(iv)    the rights contained herein which, but their terms are intended to survive termination of this Agreement.
(b)    The following provisions shall survive the termination of this Agreement: Article I, this Section 7.02, Section 6.03(g), Section 6.08, Article VIII and Article IX.

ARTICLE VIII
INDEMNIFICATION
Section 8.01    Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the First Closing and shall remain in full force and effect until the date that is fifteen months from the First Closing Date; provided, that the representations and warranties in (a) Section 3.01, Section 3.02, Section 3.18, Section 3.23, Section 4.01 and Section 4.04 shall survive indefinitely and (b) the representations and warranties in Section 3.19 and Section 3.21 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the parties contained herein shall survive each Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.
Section 8.02     Indemnification By Parent. Subject to the other terms and conditions of this ARTICLE VIII, Parent shall indemnify and defend each of Investor and its Affiliates and their respective Representatives (collectively, the “Investor Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Investor Indemnitees based upon, arising out of, with respect to or by reason of:
(a)    any inaccuracy in or breach of any of the representations or warranties of Parent contained in this Agreement or in any certificate or instrument delivered by or on behalf of Parent pursuant to this Agreement;
(b)    any and all Losses arising directly or indirectly in connection with the matters described in Schedule 8.02(b); or
(c)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Parent or the Company pursuant to this Agreement.
Section 8.03    Indemnification By Investor. Subject to the other terms and conditions of this ARTICLE VIII, Investor shall indemnify and defend each of Parent, the Company and its Affiliates and their respective Representatives (collectively, the “Parent Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Parent Indemnitees based upon, arising out of, with respect to or by reason of:
(a)    any inaccuracy in or breach of any of the representations or warranties of Investor contained in this Agreement or in any certificate or instrument delivered by or on behalf of Investor pursuant to this Agreement; or

(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Investor pursuant to this Agreement.
Section 8.04    Certain Limitations.
(a)    Neither Parent nor Investor (each, an “Indemnifying Party”) shall be liable for indemnification under Section 8.02(a)(in the case of Parent as the Indemnifying Party)(other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 3.01, Section 3.02, Section 3.06, Section 3.09, Section 3.18, Section 3.19, Section 3.21 and Section 3.23 (the “Investor Basket Exclusions”)) or Section 8.03(b)(in the case of Investor as the Indemnifying Party), until the aggregate amount of all Losses in respect of indemnification thereunder (other than those based upon, arising out of, with respect to or by reason of the Investor Basket Exclusions) exceeds $50,000, in which event such Indemnifying Party shall be required to pay or be liable for all such Losses from dollar one; provided, however, that the aggregate amount of liability for any Indemnifying Party under Section 8.02(a)(other than in respect of the Investor Basket Exclusions) or Section 8.02(b) shall not exceed $1,000,000 in the aggregate.
(b)    For purposes of this ARTICLE VIII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.
Section 8.05    Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VIII, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such agreement or final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to one percent. Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed.
Section 8.06    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.
Section 8.07    Effect of Investigation. Neither the representations, warranties and covenants of Parent or the Company, nor the right to indemnification of any Investor Indemnitee making a claim under this ARTICLE VIII with respect thereto, shall be affected or deemed waived by reason of any investigation made by or on behalf of an Investor Indemnitee (including by any of its Representatives) or by reason of the fact that an Investor Indemnitee or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of an Investor Indemnitee’s waiver of any condition set forth in Section 5.02.

Section 8.08    Exclusive Remedies. Subject to Section 9.12, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE VIII. Nothing in this Section 8.08 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.
ARTICLE IX
MISCELLANEOUS
Section 9.01    Public Announcements. No party hereto shall issue any press release or make any other public announcement or disclosure with respect to this Agreement and the transactions contemplated herein without the prior written consent of each other party, except for any press release, public announcement or other public disclosure that is required by applicable Laws or governmental regulations or by order of a court of competent jurisdiction. Prior to making any such required disclosure the disclosing party shall have given written notice to each non-disclosing party describing in reasonable detail the proposed content of such disclosure and shall permit each non-disclosing party to review and comment upon the form and substance of such disclosure.
Section 9.02    Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.
Section 9.03    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.03):

If to Parent:	Soleno Therapeutics, Inc. 1235 Radio Road, Suite 110 Redwood City, CA 94065 USA E-mail: anish@soleno.life Attention: Anish Bhatnagar, President
with a copy to (which shall not constitute notice):	Wilson Sonsini Goodrich & Rosati P.C. Facsimile: 1-650-493-9300 E-mail: esatusky@wsgr.com Attention: Elton Satusky
If to the Company:	Capnia, Inc. 1235 Radio Road, Suite 110 Redwood City, CA 94065 USA E-mail: anish@soleno.life Attention: Anish Bhatnagar, President
with a copy to (which shall not constitute notice):	Wilson Sonsini Goodrich & Rosati P.C. Facsimile: 1-650-493-9300 E-mail: esatusky@wsgr.com Attention: Elton Satusky
If to Investor:	OptAsia Healthcare Limited Unit 3906, 39/F, Tower 11, Metroplaza, No. 223 Hing Fong Road Kwai Chung, New Territories Hong Kong E-mail: anthonywjw@gmail.com Attention: Anthony Wu, Director

with a copy to (which shall not constitute notice):	Orrick, Herrington & Sutcliffe, LLP 43rd Floor, Gloucester Tower The Landmark 15 Queen's Road Central Hong Kong Facsimile: 852-2218-9200 E-mail: mark.lehmkuhler@orrick.com Attention: Mark Lehmkuhler
Section 9.04    Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.
Section 9.05    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
Section 9.06    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 9.07    Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter, including the Letter of Intent and Term Sheet dated August 21, 2017 between Parent and Shanghai Sense Medical Technology Co., Ltd. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the

Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.
Section 9.08    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, that prior to any Closing Date, Investor may, without the prior written consent of the Company, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.
Section 9.09    No Third-Party Beneficiaries. Except as provided in ARTICLE VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 9.10    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
Section 9.11    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a)    This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).
(b)    ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF CALIFORNIA IN EACH CASE LOCATED IN THE CITY OF SAN FRANCISCO, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY

SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11(C).
Section 9.12    Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.
Section 9.13    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SOLENO THERAPEUTICS, INC.
By: /s/ Anish Bhatnagar Name: Anish Bhatnagar Title: CEO
CAPNIA, INC.
By: /s/ Anish Bhatnagar Name: Anish Bhatnagar Title: CEO
OPTASIA HEALTHCARE LIMITED
By /s/ Anthony Wu Name: Anthony Wu Title: Director

Schedule 5.02(h)

Key Employees

AnthonyWondka

Schedule 8.02(b)

Certain Matters

1.    Any actual or potential claim or dispute arising from or otherwise relating to any of the matters referred to in a letter from Mr. Edward A McClatchie to Tony Wondka (Senior Vice President of Soleno), dated October 5, 2017; and/or in an earlier email from Mr. Wondka to Mr. McClatchie dated September 18, 2017, copies of which were provided by Mr. Wondka to Mr. Anthony Wu in an email dated October 12, 2017.

2.    Any amounts owing to Mr. Tony Wondka (Senior Vice President of Soleno) in the nature of severance or other compensation payable upon or in connection with any termination of his employment by Soleno or the Company or any Affiliate of Soleno or the Company pursuant to or arising in connection with the Employment Agreement dated May 15, 2015 between Mr. Wondka and Soleno (Soleno at the time being named “Capnia, Inc.”, which for the avoidance of doubt is not a reference to the Company), a copy of which purporting to be the final form of the fully executed agreement (the copy provided being signed by Mr. Wondka but not executed by Soleno) was provided to Investor by email dated November 8, 2017 (it being the intention of the Parties to this Agreement that Soleno shall be exclusively responsible for any such amounts owing now or in the future to Mr. Wondka).

3.    Any and all Liabilities of the Company existing on or as of the date of this Agreement or the First Closing Date, other than (a) those arising pursuant to this Agreement, the Transition Services Agreement, the PRC IP Purchase Agreement or the D&O Indemnification Agreement, or (b) any accrued operating expense of the Company expressly agreed to in writing by the Investor.

Exhibit A

Form of Transition Services Agreement